As filed with the Securities and Exchange Commission on August 4, 2005
                                                              Reg. No. 333-_____
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                         WORLD WASTE TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)
--------------------------------------------------------------------------------

        California                     4953                   95-3977501
 (State of jurisdiction of      (Primary Standard          (I.R.S. Employer
     incorporation or       Industrial Classification     Identification No.)
       organization)               Code Number)

                            13520 Evening Creek Drive
                                    Suite 130
                           San Diego, California 92128
                                 (858) 391-3400
(Address and telephone number of principal executive offices and principal place of business)
--------------------------------------------------------------------------------


                         WORLD WASTE TECHNOLOGIES, INC.
                            13520 Evening Creek Drive
                                    Suite 130
                           San Diego, California 92128
                                 (858) 391-3400

            (Name, address and telephone number of agent for service)
                                    Copy to:
                             Lawrence Schnapp, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 789-1255

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

================================================================================

                              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------
                                                    Proposed
                                   Amount            maximum        Proposed maximum       Amount of
Title of each class of             to be         offering price    aggregate offering    registration
securities to be registered      registered       per share(1)          price(1)            fee(1)
------------------------------   ----------      ---------------   -------------------   -------------
Common stock, par value $0.001   11,774,756(2)             $3.50           $41,211,646       $4,850.62

(1) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and the low prices of the Common Stock on August 1, 2005, as reported on the OTC Bulletin Board.

(2) Of these shares, 6,339,373 are currently outstanding shares to be offered for resale by selling stockholders and 1,359,783 shares are currently unissued shares to be offered for resale by selling stockholders following issuance upon exercise of outstanding warrants and 4,075,600 shares are currently unissued shares to be offered for resale by selling stockholders following issuance upon conversion of Series A Preferred Stock. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

================================================================================
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion. Dated ________, 2005



                                   PROSPECTUS

                         WORLD WASTE TECHNOLOGIES, INC.

                        11,774,756 Shares of Common Stock

      This prospectus relates to the sale of up to 6,339,373 shares of our currently outstanding shares of common stock that are owned by some of our stockholders, and 1,359,783 shares of our common stock issuable upon the exercise of outstanding common stock purchase warrants held by some of our warrantholders and 4,075,600 shares of our common stock issuable upon conversion of Series A Preferred Stock held by some of our preferred stockholders. For a list of the selling stockholders, please see "selling stockholders." We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling stockholders. None of the warrants has been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.

      Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol WDWT. On August 1, 2005, the closing price of our common stock was $3.50 per share.

      The shares included in this prospectus may be offered and sold directly by the selling stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which a selling stockholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

      You should understand the risks associated with investing in our common stock. Before making an investment, read the "Risk Factors," which begin on page 4 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 2005.

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY.......................................................... 1
RISK FACTORS................................................................ 4
FORWARD-LOOKING STATEMENTS................................................. 13
USE OF PROCEEDS ........................................................... 14
MARKET OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ................... 14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS ............................................................. 16
PLAN OF OPERATIONS ........................................................ 16
BUSINESS .................................................................. 20
MANAGEMENT ................................................................ 26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ............ 32
SELLING STOCKHOLDERS ...................................................... 33
PLAN OF DISTRIBUTION ...................................................... 39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................ 41
DESCRIPTION OF SECURITIES ................................................. 42
EXPERTS ................................................................... 44
LEGAL MATTERS ............................................................. 45
WHERE YOU CAN FIND MORE INFORMATION ....................................... 45
INDEX TO FINANCIAL STATEMENTS .............................................F-1


You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY

      This  summary   highlights   information   contained   elsewhere  in  this
prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

      All information contained in this prospectus is adjusted to reflect a 1-for-60 reverse split of our common stock effected in March 2004.

      Throughout this prospectus, the terms "we," "us," "our," "our company" and "WWT" refer to World Waste Technologies, Inc., a California corporation formerly known as Voice Powered Technologies International, Inc., and, unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

                                Company Overview

      World Waste Technologies, Inc. ("WWT") is a development stage company formed to convert Residual Municipal Solid Waste ("RMSW") into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology. We are constructing a processing facility in Anaheim, California to convert RMSW into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology. RMSW is garbage that has been initially sorted and processed at a Material Recovery Facility ("MRF"). Our first operating facility is under construction in a leased facility on the campus of the regional transfer facility in Anaheim, California of Taormina Industries, a wholly-owned subsidiary of Republic Services, Inc. We have entered into a contract with Taormina to supply us with RMSW.

      Taormina is expected to deliver RMSW to us after sorting the garbage (referred to as Municipal Solid Waste ("MSW")) in its MRF. Currently, the sorting process typically consists of the following steps: (1) MSW enters Taormina's MRF from curbside collection vehicles where it is manually sorted to remove non-recyclable items such as car batteries and tires; (2) the remaining waste is then transported via conveyor lines where laborers manually remove salable commodities such as aluminum, steel, and cardboard; (3) the residual waste, or RMSW, is then normally removed and deposited in a landfill. Our solution provides for the RMSW to be delivered to our facility for further processing via a patented and proprietary technology licensed by us.

      We hold a license to a patented and proprietary technology which employs a process generally known as "Pressurized Steam Classification". The type of pressurized steam classification that we plan to use utilizes a sealed rotating vessel to combine steam, heat, pressure and agitation to change the waste's physical composition.

      This Pressurized Steam Classification process converts paper, cardboard, and paper packaging found in MSW into a sanitized cellulose fiber material which can be screened and cleaned using conventional pulp recycling equipment. We anticipate selling the resulting material, known as "wetlap pulp," as a raw material for making new lower grade paper stocks such as liner board, corrugated medium, and packaging. We also anticipate selling other inorganic, recyclable materials such as aluminum, steel, and tin captured in the process, into commodities markets. We have signed three letters of intent with large box makers and other paper consumers for the sale at a discount to published commodity market prices of the cellulose material that we expect to produce once our process is operational.

      Our initial facility, currently under construction at Taormina's regional transfer facility in Anaheim, California is expected to be capable of processing an estimated 500 tons per day of RMSW. We plan to build a second plant in the Anaheim area that will be capable of processing an estimated 2,000 tons per day of RMSW, at which point we would have the capacity to process an estimated 2,500 tons per day, the total amount of RMSW deliverable by Taormina under our agreement. Our business strategy includes the construction of such larger plants at other sites, which is expected to enable us to spread our costs of operations across a larger revenue base. Our ability to successfully complete construction of our initial facility and any additional facilities is subject to a number of contingencies, including our ability to raise sufficient capital to fund these activities. Accordingly, we cannot assure you that we will complete the construction of our initial facility, or any additional facilities, or that if constructed these facilities will result in profitable operations.

                       Corporate History of Reverse Merger

      Voice Powered Technology International, Inc. ("VPTI"), a California corporation incorporated on June 21, 1985, began active operations in January 1990 for the purpose of developing, marketing and distributing low-cost voice recognition and voice activated products. From January 1990 until July 1992, VPTI operated as a development stage enterprise. Effective March 31, 2001, VPTI ceased business operations. Subsequent to ceasing operations, VPTI explored potential business opportunities to acquire or merge with an entity with existing operations, while continuing to file reports with the SEC.

      On August 24, 2004, World Waste Technologies, Inc., a privately owned California corporation formed in February 2003 ("Old WWT"), was merged into a wholly-owned subsidiary of VPTI. VPTI was thereafter renamed World Waste Technologies, Inc. As part of the merger, the officers and directors of VPTI resigned and the officers and directors of Old WWT became the officers and directors of the Company. Immediately prior to the merger, VPTI did not conduct any operations and had minimal assets and liabilities. Old WWT was created by the merger of World Waste of America, Inc., a privately owned California corporation formed in May 2002, into a wholly-owned subsidiary of Old WWT on March 25, 2004. Our stock is quoted on the OTC Bulletin Board under the new symbol of WDWT.

                                  The Offering

      We are registering 11,774,756 shares of our common stock in order to enable the holders of those shares to freely re-sell those shares (on the open market or otherwise) from time to time in the future through the use of this prospectus. Of these shares, 6,339,373 shares are currently outstanding and were issued in private transactions and 1,359,783 shares may be issued to selling stockholders upon their exercise of outstanding warrants issued in private transactions. Since the foregoing shares and warrants were issued in private, unregistered transactions, none of the 11,774,756 shares can be freely transferred at this time by the selling stockholders unless the shares are included in a prospectus, such as this prospectus or unless the shares are sold in an exempt transaction such as a sale that complies with the terms and conditions of Rule 144 under the Securities Act of 1933.

Common stock offered by the selling stockholders           11,774,756 shares, consisting of 6,339,373 outstanding
                                                           shares owned by selling stockholders, 4,075,600
                                                           issuable to selling stockholders upon conversion of
                                                           preferred stock and 1,359,783 shares issuable to
                                                           selling stockholders upon exercise of warrants.

Common stock currently outstanding                         24,533,693 shares (1)(2)

Common stock to be outstanding after the offering,         24,533,693 shares (1)(2)
assuming no exercise of the warrants for the shares and
no conversion of the preferred stock covered by this
prospectus

Common stock to be outstanding after the offering,         29,969,076 shares (1)
assuming the exercise of all warrants for the shares and
the conversion of the preferred stock covered by this
prospectus

OTC Bulletin Board Trading Symbol                          WDWT

Risk Factors                                               An investment in our common stock involves significant
                                                           risks. See "Risk Factors" beginning on page 4.


(1) Does not include (i) up to 1,343,000 shares of our common stock available for issuance under our stock plan, or (ii) up to 657,000 shares of our common stock issuable upon the exercise of options granted under our stock plan.

(2) Does not include (i) up to 1,959,783 shares of our common stock issuable upon exercise of outstanding warrants, or (ii) 4,075,600 shares of common stock issuable upon conversion of 4,075,600 shares preferred stock which are issued and outstanding. This prospectus covers the resale of 1,359,783 of the shares issuable upon exercise of some of the foregoing warrants and 4,075,600 shares of common stock issuable upon conversion of the 4,075,600 shares of preferred stock issued and outstanding.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

Our initial facility may not be completed on a timely basis, within budget, or at all.

      We cannot assure you that our currently planned facility under construction in Anaheim, California will be completed on a timely basis, within budget, or at all. This facility is currently under construction and is expected to be completed in the fourth quarter of 2005. Even if completed, we cannot assure you that the facility will be adequate for our needs or work without difficulties or down times. We currently anticipate that we will need to construct additional facilities to serve our needs and anticipated growth and that such future facilities will require additional capital. Unforeseen difficulties in the planning or completion of our initial facility or any future facility may lead to significant delays in production and the subsequent generation of revenue.

Our success depends on our ability to protect our proprietary technology.

      Our success depends, to a significant degree, upon the protection of our, and that of our licensors', proprietary technologies. While we currently have a license with Bio-Products International, Inc. in the U.S. within the scope of our anticipated business to exploit a number of U.S. patents that protect our processes, the need to pursue additional protections for our intellectual property is likely as new products and techniques are developed and as existing products are enhanced, and there is no guarantee that such protections will be attained in a timely manner, or at all. Legal fees and other expenses necessary to obtain and maintain appropriate patent protection in the U.S. could be material. Insufficient funding may inhibit our ability to obtain and maintain such protection. Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, or those of our licensors', the proceedings could be burdensome and expensive and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.

      We also rely on trade secrets and contract law to protect certain of our proprietary technology. We cannot assure you that any such contract will not be breached, or that if breached, we will have adequate remedies. Furthermore, we cannot assure you that any of our trade secrets will not become known or independently discovered by third parties.

      We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. We cannot assure you that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed because we are not able to obtain the licenses on acceptable terms, or at all. Additionally, we may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. We cannot assure you that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations, or that disputes will not arise with respect to rights in derivative or related research programs conducted by us or our collaborators.

We may face delays in the development of our technology and our technology may not work as well as expected or be economically viable.

      The steam classification and processing technology that we intend to use has not yet been widely applied within the municipal solid waste industry and may not work as well as expected or be economically viable. The successful application of the technology at large scale and high volumes to create commercially usable cellulose fiber has yet to be proven. Any inability under our current plan to produce large volumes of commercially usable cellulose fiber may require additional investment in capital equipment and/or increased operating expenses beyond currently contemplated business and construction plans. Unforeseen difficulties in the development or market acceptance of this cellulose fiber may lead to significant delays in production and the subsequent generation of revenue.

Our limited operating history makes it difficult to predict future results and increases the risk of your investment.

      We are in the development stage and are subject to all the business risks associated with a new enterprise, including uncertainties regarding product development, constraints on our financial and personnel resources, and dependence on and need for third party relationships. We have had no revenues to date and there can be no assurance as to when or whether we will be able to develop sources of revenue or that our operations will become profitable, even if we are able to begin generating revenue. We have not yet sold any products or services or otherwise generated revenue and there can be no assurance that we will be able to do so.

We may be unable to obtain the large amount of additional capital that we need to operate our business.

      We raised approximately $5.4 million, net of offering costs, prior to the closing of the Merger in August 2004 which was used for equipment, leasehold improvements and working capital purposes. In addition, we raised approximately $15.3 million, net of offering costs, between August 2004 and July 2005 which has also been used for equipment, leasehold improvements and working capital purposes. We need to raise additional capital in order to meet our business plan, and the required additional financing may not be available on terms acceptable to us, or at all. To date, we have funded all of our activities through the sale of securities. You should not rely on the prospect of future financings in evaluating us. Any additional funding that we obtain is likely to reduce the percentage ownership of the company held by our existing stockholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels.

We may not be able to obtain or sustain market acceptance for our services and products.

      We do not intend to engage in advertising during our development phase. Failure to establish a brand and presence in the marketplace on a timely basis could adversely affect our financial condition and operating results. Moreover, we cannot assure you that we will successfully complete the development and introduction of new products or product enhancements or that any new products developed will achieve acceptance in the marketplace. We may also fail to develop and deploy new products and product enhancements on a timely basis.

The market for services and products in the solid waste processing and recycling industry is competitive and we may not be able to compete successfully.

      The market for services and products in the solid waste processing industry is highly competitive. Most of these competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we have, and may be able to respond more quickly than we can to new or changing opportunities and customer requirements. Also, our competitors have greater name recognition and more extensive customer bases that they can leverage to gain market share. These competitors are able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can, which could adversely affect our competitive position and business.

We will depend on a significant supply of solid waste and timely payment for that solid waste.

      If we do not obtain a supply of solid waste at quantities and qualities that are sufficient to operate our proposed facilities at the expected operating levels, or if third parties do not promptly pay for the solid waste they deliver to us for processing, our financial condition and operating results could adversely be affected. One or more of the following factors could impact the price and supply of waste:

      o     defaults by waste suppliers under their contracts;

      o a decline in solid waste supply due to increased recovery by material recovery facilities;

      o     composting of municipal solid waste;

      o     incineration of municipal solid waste;

      o legal prohibitions against processing of certain types of solid waste in our facilities; or

      o     increased competition from landfills and recycling facilities.

The loss of key executives and the failure to attract qualified management could limit our growth and negatively impact our operations.

      We depend highly upon our senior management team. We will continue to depend on operations management personnel with waste handling and pulp industry experience. At this time, we do not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on our operations and financial condition.

Our results of operations may be affected by changing resale prices or market requirements for recyclable materials.

      The resale price for our recycled products, including our wetlap product, aluminum, and steel, will be tied to commodity pricing. Our results of operations may be affected by changing resale prices or market requirements for these recyclable materials. The resale, and market demand for, these materials can be volatile due to numerous factors beyond our control, which may cause significant variability in our period-to-period results of operations.

Our revenues and results of operations will fluctuate.

      Our revenues and results of operations will vary from quarter to quarter in the future. A number of factors, many of which are outside our control, may cause variations in our results of operations, including:

      o     demand and price for our products;

      o     the timing and recognition of product sales;

      o     unexpected delays in developing and introducing products;

      o     unexpected   delays  in  building  and   permitting  our  processing
            facilities;

      o     increased   expenses,   whether   related  to   marketing,   product
            development or administration or otherwise;

      o     the mix of revenues derived from products;

      o     the hiring, retention and utilization of personnel;

      o waste collection companies are impacted by seasonal changes that may adversely affect our business and operations;

      o     general economic factors; and

      o changes in the revenue recognition policies required by generally accepted accounting principles.

We may engage in strategic transactions that may fail to enhance stockholder value.

      From time to time, we may consider possible strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives with the goal of maximizing stockholder value. We may never complete a strategic transaction(s) and in the event that we do complete a strategic transaction(s), it may not be consummated on terms favorable to us. Further, such transactions may impair stockholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

Environmental regulations and litigation could subject us to fines, penalties, judgments and limitations on our ability to expand.

      We are subject to potential liability and restrictions under environmental laws, including those relating to handling, recycling, treatment, storage of wastes, discharges to air and water, and the remediation of contaminated soil, surface water and groundwater. The waste management industry has been, and will continue to be subject to regulation, including permitting and related financial assurance requirements, as well as to attempts to further regulate the industry through new legislation. Our business is subject to a wide range of federal, state and, in some cases, local environmental, odor and noise and land use restrictions and regulations. If we are not able to comply with the requirements that apply to a particular facility or if we operate without necessary approvals, we could be subject to civil, and possibly criminal, fines and penalties, and we may be required to spend substantial capital to bring an operation into compliance or to temporarily or permanently discontinue, and/or take corrective actions. We may not have sufficient insurance coverage for our environmental liabilities. Those costs or actions could be significant to us and significantly impact our results of operations, as well as our available capital.

      In addition to the costs of complying with environmental laws and regulations, if governmental agencies or private parties brought environmental litigation against us, we would likely incur substantial costs in defending against such actions. We may be, in the future, a defendant in lawsuits brought by parties alleging environmental damage, personal injury, and/or property damage. A judgment against us, or a settlement by us, could harm our business, our prospects and our reputation.

      We cannot predict with certainty the extent of future costs under environmental, health and safety laws, and cannot guarantee that they will not be material.

      We could be liable if our operations cause environmental damage to our properties or to the property of other landowners, particularly as a result of the contamination of drinking water sources or soil. Under current law, we could even be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

We may be unable to obtain required permits.

      We have obtained all of our environmental permits for our initial facility in Anaheim, California. We cannot assure you that we will successfully retain these permits that are required to operate our initial facility in Anaheim, California or obtain or retain the permits we require to operate our business for our additional facilities. Permits to operate waste processing facilities have become increasingly difficult and expensive to obtain and retain as a result of many factors including numerous hearings and compliance with zoning, environmental and other regulatory measures. The granting of these permits is also often subject to resistance from citizen or other groups and other political pressures. Our failure to obtain or retain the required permits to operate our facilities could have a material negative effect on our future results of operations.

A substantial portion of our revenues will be generated from our agreement with Taormina Industries, which agreement may be terminated by Taormina under certain circumstances.

      In June 2003, we signed a 10-year contract, with options for three additional extensions of five years each, with Taormina Industries, a division of Republic Services, Inc. The agreement provides for Taormina to deliver up to 500 tons of MSW per day to us for processing at our Anaheim facility currently under construction on the campus of Taormina in Anaheim, California. The second phase calls for us to build an additional plant in the Orange County area at which Taormina will deliver up to an additional 2,000 tons of MSW per day. The agreement grants Taormina a right of first refusal to participate in potential additional projects in an additional 10 counties throughout California where Taormina has operations. Under the terms of the agreement, Taormina will pay a per ton tipping fee to the Company. We anticipate that a substantial portion of our revenues will be generated from this agreement for the foreseeable future. If this agreement is terminated for any reason or if we are unable to extend this agreement on terms favorable to us or at all prior to expiration, our business, financial condition and results of operations would be materially harmed.

      The agreement is terminable by Taormina in the event that, among other things, we do not complete all permitting, approvals and construction of our initial facility by February 8, 2006. We cannot assure you that we will meet this deadline.

We may be exposed to litigation in the ordinary course of our business.

      Since our personnel are expected to routinely handle solid waste materials, we may be subject to liability claims by employees, customers and third parties. We currently have liability insurance in place, however, there can be no assurance that such insurance will be adequate to cover claims asserted against us or that we will be able to maintain or purchase such insurance in the future.

Other companies may claim that we infringe their intellectual property or proprietary rights.

      We do not believe that our products or processes violate third party intellectual property rights. Nevertheless, we cannot assure you that any such third party rights are not being, and will not be, violated. If any of our products or processes is found to violate third party intellectual property rights, we may be required to re-engineer one or more of those products or processes or seek to obtain licenses from third parties to continue offering our products or processes without substantial re-engineering, and such efforts may not be successful. We cannot assure you that we will be able to obtain such licenses at a reasonable cost, if at all.

      Future patents may be issued to third parties upon which our technology may infringe. We may incur substantial costs in defending against claims under any such patents. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop or commercialize some or all of our products or services. and could result in the award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. We cannot assure you that we will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on our business and results of operations.

Our license agreement with Bio-Products International, Inc. is not exclusive in all respects and imposes certain requirements on us to maintain exclusivity in specified applications.

      Our license agreement with Bio-Products International, Inc. ("BPI") grants us the exclusive rights to exploit the technology covered by the license in the United States with respect to most applications. Applications in which the cellulosic product of waste, including municipal solid waste, processed utilizing the licensed technology is either used directly as a fuel source or converted into an end product for energy production are not exclusive and accordingly BPI may grant third parties the right to use the technology for the production of marketable solid combustion fuel end products. In order to maintain exclusivity with respect to the other applications, we are required to continue to improve our initial facility under construction in Anaheim, California on a regular schedule or construct new facilities. Further, BPI is required to make certain payments to the University of Alabama at Huntsville, the assignee of the patent for the technology that it has exclusively licensed to BPI, in order for BPI to maintain its exclusive rights. Our failure to maintain exclusivity of the license could have a material adverse effect on our business, financial condition and results of operations.

If we fail to implement new technologies we may not be able to keep up with the industry which could have an adverse affect on our business.

      We expect to utilize patented and proprietary steam classification technology in our processing facilities and to adopt other technologies from time to time. Our future growth is partially tied to our ability to improve our knowledge and implementation of waste processing technologies. Inability to successfully implement commercially viable waste processing technologies in response to market conditions in a manner that is responsive to our customers' requirements could have a material adverse effect on our business and results of operation.

Changes in stock option accounting rules may adversely affect our reported operating results, our stock price, and our ability to attract and retain employees.

      In December 2004, the Financial Accounting Standards Board published new rules that require companies to record all stock-based employee compensation as an expense. The new rules apply to stock options grants, as well as a wide range of other share-based compensation arrangements including restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. We will have to apply the new rules in our first annual reporting period beginning after December 15, 2005. As a small company with limited financial resources, we have depended upon compensating our officers, directors, employees and consultants with such stock based compensation awards in the past in order to limit our cash expenditures and to attract and retain officers, directors, employees and consultants. Accordingly, if we continue to grant stock options or other stock based compensation awards to our officers, directors, employees, and consultants after the new rules apply to us, our future earnings, if any, will be reduced (or our future losses will be increased) by the expenses recorded for those grants. These compensation expenses may be larger than the compensation expense that we would be required to record were we able to compensate these persons with cash in lieu of securities. The expenses we will have to record as a result of future options grants may be significant and may materially negatively affect our reported financial results. The adverse effects that the new accounting rules may have on our future financial statements should we continue to rely heavily on stock-based compensation may reduce our stock price and make it more difficult for us to attract new investors. In addition, reducing our use of stock plans to reward and incent our officers, directors and employees, could result in a competitive disadvantage to us in the employee marketplace. In 2004, we adopted this accounting policy.

RISKS RELATED TO OUR COMMON STOCK

Substantial sales of common stock could cause stock price to fall.

As of July 15, 2005, we had outstanding 28,609,293 shares of common and preferred, 24,533,693 of which were shares of common stock, all of which were "restricted securities" (as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended). Other than the shares registered for resale by this prospectus, only approximately 1,200,817 shares are currently freely tradable shares. However, as a result of the registration of the shares included in this prospectus, an additional 6,339,373 shares of our currently outstanding common stock will be able to be freely sold on the market, which number will increase to 11,774,756 shares if the warrants are exercised and the preferred stock is converted to common stock by the selling stockholders and the underlying 1,359,783 shares and 4,075,600, respectively, that are included in this prospectus are purchased and converted. Because there currently are only 1,200,817 shares freely tradable shares, the sudden release of 11,774,756 additional freely trading shares included in this prospectus onto the market, or the perception that such shares will or could come onto the market, could have an adverse affect on the trading price of our stock. In addition to the shares that may be registered for re-sale under this prospectus, an additional 20,163,706 shares of restricted stock will become eligible for public resale under Rule 144 commencing in late August 2005. Although Rule 144 restricts the number of shares that any one holder can sell during any three-month period under Rule 144, because more than one stockholder holds these restricted shares, a significant number of shares could legally be sold commencing in August 2005. No prediction can be made as to the effect, if any, that sales of the shares included in this prospectus or subject to Rule 144 sales commencing in August 2005, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

      Our common stock is thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Due to these conditions, we can not assure you that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

You may have difficulty selling our shares because they are deemed "penny stocks".

      Since our common stock is not listed on the Nasdaq Stock Market, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

The holders of our shares of preferred stock have certain rights that could affect the value of our common stock.

      The holders of shares of our series A preferred stock have the right, under certain circumstances, to elect a majority of the members of our board of directors, and have certain preferences upon a liquidation or sale of our company.


Our existing directors, executive officers and principal stockholders hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

      As of July 15, 2005 our directors and executive officers and their affiliates beneficially owned over 48.7% of our outstanding common stock. These stockholders, if they act together, may be able to direct the outcome of matters requiring approval of the stockholders, including the election of our directors and other corporate actions such as:

o     our merger with or into another company;

o     a sale of substantially all of our assets; and

o     amendments to our articles of incorporation.

The decisions of these stockholders may conflict with our interests or those of our other stockholders.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

o     developments with respect to patents or proprietary rights;

o     announcements of technological innovations by us or our competitors;

o     announcements of new products or new contracts by us or our competitors;

o actual or anticipated variations in our operating results due to the level of development expenses and other factors;

o changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

o     conditions and trends in the waste industries and other industries;

o     new accounting standards;

o     general economic, political and market conditions and other factors; and

o     the  occurrence  of  any of  the  risks  described  in  this  Registration
      Statement.


                           FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. Certain of the statements contained in all parts of this document including, but not limited to, those relating to our acquisition and development plans, the effect of changes in strategy and business discipline, the need for a significant waste supply, fluctuations of the market prices of recyclable materials, environmental regulations and litigation, permitting, construction of our processing facilities, the high concentration of our sources of revenue, our ability to protect our intellectual property, the development and viability of our technology and recycling process and any other statements regarding future operations, financial results, opportunities, growth, business plans and strategy and other statements that are not historical facts are forward looking.

      These forward-looking statements reflect our current view of future events and financial performance. When used in this document, the words "budgeted," "anticipate," "estimate," "expect," "may," "project," "believe," "intend," "plan," "potential" and similar expressions are intended to be among the statements that identify forward looking statements. These forward-looking statements speak only as of their dates and should not be unduly relied upon. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Such statements involve risks and uncertainties, including, but not limited to, the numerous risks and substantial and uncertain costs associated with the need for a significant waste supply, fluctuations of the market prices of recyclable materials, environmental regulations and litigation, permitting, construction of our processing facilities, the high concentration of our sources of revenue, our ability to protect our intellectual property, the development and viability of our technology and recycling process, and other factors detailed in this document and our other filings with the Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes will likely vary materially from those indicated. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 4.

      You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus.

             MARKET OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

      Our common stock has been traded on the OTC Bulletin Board over-the-counter market since August 24, 2004 under the symbol "WDWT." Prior to the merger in which World Waste Technologies, Inc. became our wholly owned subsidiary on August 24, 2004, our common stock was listed on the OTC Bulletin Board over-the-counter market under the symbol "VPTI."

      There was little trading in our common stock prior to the merger on August 24, 2004 and there has only been limited trading since then. Prior to the merger, trading in our common stock was not necessarily based on our company's operations or prospects, and trading since the merger also may not be fully reflective of those factors. On March 25, 2004, the controlling stockholder of VPTI approved a one-for-60 reverse split of our common stock to be effectuated upon the closing of the merger between VPTI and Old WWT. The reverse stock split became effective at the close of business on August 24, 2004. The following table sets forth, for the periods indicated, the high and low closing bid prices for our Common Stock on the OTC Bulletin Board, for the quarters presented. The bid prices have been adjusted to reflect the reverse stock split. Bid prices represent inter-dealer quotations without adjustments for markups, markdowns, and commissions, and may not represent actual transactions:

Quarter Ending        High     Low
------------------   ------   -----
Fiscal 2003
-----------
March 31, 2003        $0.60   $0.60
June 30, 2003         $0.60   $0.60
September 30, 2003    $0.60   $0.60
December 31, 2003     $3.60   $0.60

Fiscal 2004
-----------
March 31, 2004        $9.00   $0.60
June 30, 2004        $11.40   $4.20
September 30, 2004    $7.00   $2.50
December 31, 2004     $4.85   $3.20

Fiscal 2005
-----------
March 31, 2005        $4.90   $2.80
June 30, 2005         $5.50   $2.80
September 30,
2005 (through
August 2, 2005)       $4.00   $3.30

Holders

      As of July 15, 2005 there were approximately 871 holders of record of our common stock, including those shares held in street name.

Dividends

      We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Securities authorized for issuance under equity compensation plans

      On March 25, 2004, our shareholders approved the adoption of our 2004 Stock Option Plan. 2,000,000 shares are authorized for issuance under this plan. The purpose of the plan is to grant stock options to purchase our common stock to our employees, members of the board of directors and key consultants. As of July 15, 2005, options for 657,000 shares have been issued under the 2004 Plan at a weighted-average exercise price of $4.21.


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

                               PLAN OF OPERATIONS

Overview

      On August 24,  2004,  a newly  formed  wholly  owned  subsidiary  of Voice
Powered Technology International, Inc., a California corporation ("VPTI"), merged with and into World Waste Technologies, Inc., a California corporation ("Old WWT"). As a result of this merger (the "Merger"), Old WWT became a wholly owned subsidiary of VPTI and VPTI changed its name to "World Waste Technologies, Inc." The Merger occurred pursuant to an Agreement and Plan of Reorganization dated as of March 25, 2004, as amended on August 24, 2004 by and among VPTI, V-CO Acquisition, Inc. and Old WWT. As a result of the Merger, VPTI continued as the surviving corporation, assumed the operations and business plan of Old WWT, and replaced its officers and directors with those of Old WWT, and the stockholders of Old WWT became stockholders of VPTI. VPTI was incorporated in June 1985, and began active operations in January 1990 to develop, market, and distribute low-cost voice recognition and voice activated products. We currently do not plan to conduct any business other than operations heretofore conducted or contemplated to be conducted by Old WWT. As the shareholders of Old WWT became the controlling shareholders of VPTI after the Merger, Old WWT is treated as the acquirer for accounting purposes, and therefore the Merger was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old WWT. Additionally, the prior operating results of VPTI are not indicative of our future operations, and none of the assets or liabilities on our balance sheet as of December 31, 2004 relate to VPTI prior to the Merger. Due to the fact that the Company has not generated any revenues, the accompanying financial statements are presented consistent with the guidelines of "Developmental Stage Entity" as set forth in SFAS No. 7.

      Since the formation of Old WWT in 2002, our efforts have been principally devoted to research and development activities, raising capital, and recruiting additional personnel and advisors. To date, we have not marketed or sold any product and have not generated any revenues. We do not anticipate generating any revenue until completion of our first facility, which we anticipate in the fourth quarter of 2005, but is dependent on, among other things, our ability to raise additional capital in a timely manner.

Plan of Operations

      We currently are purchasing, and are planning to purchase, certain assets, including additional equipment needed to construct our first facility to process municipal solid waste ("MSW"). We have a license for a patented and proprietary technology and other related intellectual property for use in converting MSW into commodities. This process, known as "pressurized steam classification," uses a sealed, rotating autoclave loaded with MSW. The process converts MSW into separable components of "sterilized" organic and inorganic materials and allows minimal discharges to the air, water and soil. The product of the process is a sanitized cellulose material with significant papermaking fiber content that can be sold to containerboard plants after a screening and cleaning process. We have signed three letters of intent with large box makers and other paper consumers for the sale at a discount to published commodity market prices of the cellulose material that we expect to produce once our process is operational. The inorganic materials captured are similar to the standard recycled materials of aluminum, tin, and steel. We anticipate that our first facility will be completed in the fourth quarter of 2005, but is dependent on our ability to raise additional capital in a timely matter. We intend to raise additional capital by means of equity and/or debt financing, although we cannot assure you that we will be able to raise such funds on terms acceptable to us, in the time required, or at all. As of July 1, 2005, we had purchase orders outstanding related to our initial facility of approximately $4,200,000, and approximately $500,000 of additional purchase orders to be issued in order to complete this facility. Future acquisitions could affect our financial resources and our liquidity in a manner that we cannot currently project.

      Our current plan of operation for the next 12 months primarily involves research and development activities, completing the construction of our initial facility to process MSW and operating the facility upon completion. Over the next 12 months, we currently anticipate hiring an additional 40 to 50 employees. The actual amounts we may expend on research and development and related activities during the next 12 months may vary significantly depending on numerous factors, including pace and success of the construction of our initial facility, the results of this facility, and the possible acquisition of assets. However, based on our current estimates, we believe that we will need an additional several million dollars for operating expenses and working capital to conduct our planned operations beyond the next 12 months. We intend to meet these needs by raising additional equity and/or debt financing, although we cannot assure you that we will be able to raise such funds on terms acceptable to us, in the time required, or at all. Depending on the successful completion of our initial facility, we anticipate that we will begin the construction process of our second facility, site location, permitting, design, engineering and the ordering of equipment. We intend to raise additional equity and/or debt financing in order to have the funds required to carry out these activities. We cannot assure you that we will be able to raise such funds on terms acceptable to us or at all.

      You  should  read  this  discussion  in  conjunction   with  the  selected
historical financial information and the financial statements and related notes included elsewhere in this Registration Statement.

      Financial information for the period from June 18, 2002 (date of inception) to December 31, 2003 is the historical financial information of Old WWT. Financial information for the year ended December 31, 2004 and for the quarter ended March 31, 2005 is the historical financial information of Old WWT and VPTI combined.

Reverse Stock Split

      On March 25, 2004, VPTI's controlling stockholder approved a one-for-sixty reverse stock split of our common stock to be effectuated upon the closing of the merger between VPTI and Old WWT, which became effective at the close of business on August 24, 2004.

Trends in Our Business

      The Resource Conservation and Recovery Act of 1991 requires landfills to install expensive liners and other equipment to control leaching toxics. Due to the increase costs and expertise required to run landfills under this Act, many small, local landfills closed during the 1990's. Industry sources estimate that from 1991 to 2001 over half of the landfills in the United States were closed. Larger regional landfill were built requiring increased logistics costs for the waste haulers.

      In addition, state and federal governments have continued to increase the pressure on the industry to improve their recycling percentages. California currently mandates one of the highest standards in the United States by requiring 50% of all incoming MSW to be diverted from landfills. We believe that the trend in state law throughout the U.S. is to migrate toward the California standard of requiring 50% of all MSW to be diverted from landfills.

      Industry sources estimate that over the ten year period from 1994 to 2004, the demand for corrugated cardboard medium has increased 35%. Due in part to increasing demands for packaging material from China and India, the increasing demand is expected to continue into the future.

Critical Accounting Policies and Estimates

      Our plan of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 1 to our audited financial statements for the year ended December 31, 2004. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

                              Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. We are a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since we have derived no revenues from our activities to date.

                                Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  Fixed Assets

Machinery and equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives, to commence when the asset is put in use.

                                   Intangibles

Intangible assets are recorded at cost. At December 31, 2004 and December 31, 2003, our only intangible asset was the License to the technology. We will begin amortizing this intangible asset upon completion of our initial facility on a straight-line basis over the remaining life of the License. Our policy regarding intangible assets is to review such intangible assets for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If the review indicates that intangible assets are not recoverable (i.e. the carrying amount is more than the future projected undiscounted cash flows), its carrying amount would be reduced to fair value. We carried no goodwill on our books at either December 31, 2004 or December 31, 2003. Further, during the year ended December 31, 2004 we had no material impairment to our intangible asset.

                            Research and Development

Research and development costs are charged to operations when incurred.

                            Stock-Based Compensation

During the fourth quarter of 2004, we adopted SFAS No. 123R entitled, "Accounting for Stock-Based Compensation." Accordingly, we have expensed the compensation cost for the warrants issued based on the fair value at the warrant grant dates.

                              Results of Operations

Comparison of Fiscal Year ended December 31, 2004 and 2003

During 2004, we continued research on the licensed process and the intended use of the products from that process, development of our business plan, designed and began construction of our initial facility in Anaheim, CA and continued raising capital.

Revenues

We did not generate any operating revenues in fiscal 2004 or 2003.

Expenses

Research and development increased by $75,758 to $284,587 in 2004 compared to 2003 due to additional research done by Bio Products to continue to improve the system in accordance with the license agreement. Salaries increased by $328,148 to $661,998 in 2004 compared to 2003 due to our head count increasing from 3 to 7 employees, including the hiring of two officers as we continue to prepare to open our initial facility in 2005. Professional fees increased by $380,343 to $433,853 in 2004 compared to 2003 due to business development consulting of $275,000 and accounting fees of $100,000 due to SEC reporting requirements. Legal fees increased $331,781 to $346,705 in 2004 compared to 2003 due to the two mergers during 2004, the lease negations with Taormina Industries, the license modifications and SEC reporting requirements. Rent increased $80,661 to $128,660 in 2004 compared to 2003 primary due to the lease in Anaheim with Taormina Industries. Investor relations expense of $172,000 relates to the amortization of stock compensation to a firm for investor relations support. Property, plant and equipment expenditures increased by approximately $5,000,000 due to construction of and equipment for the Anaheim facility. Accounts payable increased by $1,368,290 to $1,380,790 primary due to invoices related to plant and equipment for the Anaheim facility

During 2003, we performed further research on the process and the use of the products produced by our licensed technology, developed a business plan and pursued a contract for the delivery of MSW. In June 2003, we signed an agreement with Taromina Industries for the delivery of MSW.

During 2002, we performed research on how we would use the licensed technology and the use of the products produced by us, developed a business plan and pursued a contract for the delivery of MSW.

Comparison of Quarter ended March 31, 2005 and 2004

During the quarter ended March 31, 2005, we continued research on our licensed process and the intended use of our products from that process, development of our business plan, designed and continued construction of our inital facility in Anaheim, CA and continued raising capital.

Revenues

We did not generate any revenues in the quarters ended March 31, 2005 or 2004.

Expenses

General and administrative expenses increased by $177,299 to $638,384 in the quarter ended March 31, 2005 compared to the quarter ended March 31, 2004 due to an increase in staff and expenses in anticipation of our initial facility becoming operational, which is expected in the fourth quarter of 2005. Interest expense decrease $23,342 to $948 in the quarter ended March 31, 2005 compared to the quarter ended March 31, 2004 due to the conversion to common stock of promissory notes payable in August of 2004.

Liquidity and Capital Resources

Cash increased $553,439 to $1,681,941 at March 31, 2005 compared to December 31, 2004 due primarily to the sale of equity of approximately $3,000,000 less cash used for operations of approximately $510,000 and construction and equipment for the Anaheim facility of approximately $2,000,000.

As of March 31, 2005, we had cash on hand of $1,681,941, purchase orders outstanding related to our first facility of approximately $3,500,000, and approximately $5,000,000 of additional purchase orders to be issued in order to complete our first facility. We also anticipate that we will need at least an additional several million dollars for operating expenses and working capital to sustain us until cash flow from operations is positive. We intend to meet these needs by raising additional equity and/or debt financing, although there can be no assurance that we will be able to raise such funds on terms acceptable to us, in the time required, or at all.

As of March 31, 2005, we had no long-term debt obligations, no capital lease obligations, no operating lease obligations, no long term purchase obligations, or other similar long-term liabilities, except for the Taormina Agreement described in the "Business" section above.

We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

We do not believe that inflation has had a material impact on our business or operations.

During 2003, Old WWT raised an additional approximate $935,000 of capital. We used the funds to make payments toward the technology license, perform further research on the process and the use of the products produced by the licensed technology, develop a business plan and to pursue a contract for the delivery of MSW.

During 2002, Old WWT raised approximately $435,000 which was used to make payments toward the technology license, perform research on how we would use the license process and the products produced by us, develop a business plan and to pursue a contract for the delivery of MSW.

                                    BUSINESS

Company Overview

      World  Waste   Technologies,   Inc.  is  a  development  stage  California
corporation formed in 2003 to convert Residual Municipal Solid Waste ("RMSW") into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology. We are currently in the process of constructing a processing facility in Anaheim, California for this purpose. We administer our operations with nine full-time employees and a number of independent contractors and service providers from our offices in San Diego, California.

      Our principal executive offices are located at 13520 Evening Creek Drive North, Suite 130, San Diego, CA 92128 and our telephone number at that address is (858) 391-3400. We maintain a website at www.worldwastetech.com. Information contained on our website does not constitute part of this prospectus. Our stock is quoted on the OTC Bulletin Board under the symbol of WDWT.

Corporate History

      Voice Powered Technology International, Inc. ("VPTI"), a California corporation incorporated on June 21, 1985, began active operations in January 1990 for the purpose of developing, marketing and distributing low-cost voice recognition and voice activated products. From January 1990 until July 1992, VPTI operated as a development stage enterprise. Effective March 31, 2001, VPTI ceased business operations. Subsequent to ceasing operations, VPTI explored potential business opportunities to acquire or merge with an entity with existing operations, while continuing to file reports with the SEC.

      On August 24, 2004, World Waste Technologies, Inc., a privately owned California corporation formed in February 2003 ("Old WWT"), was merged into a wholly-owned subsidiary of VPTI. VPTI was thereafter renamed World Waste Technologies, Inc. As part of the merger, the officers and directors of VPTI resigned and the officers and directors of Old WWT became the officers and directors of the Company. Immediately prior to the merger, VPTI did not conduct any operations and had minimal assets and liabilities. Old WWT was created by the merger of World Waste of America, Inc., a privately owned California corporation formed in May 2002, into a wholly-owned subsidiary of Old WWT on March 25, 2004.

The World Waste Solution

      We are constructing a facility to convert RMSW into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology. RMSW is garbage that has been initially sorted and processed at a Material Recovery Facility ("MRF"). Our first operating facility is under construction in a leased facility on the campus of the regional transfer facility in Anaheim, California of Taormina Industries, a wholly-owned subsidiary of Republic Services, Inc. We have entered into a contract with Taormina to supply us with RMSW).

      Taormina is expected to deliver RMSW to us after sorting the garbage (referred to as Municipal Solid Waste ("MSW") in its MRF. Currently, the sorting process typically consists of the following steps: (1) MSW enters Taormina's MRF from curbside collection vehicles where it is manually sorted to remove non-recyclable items such as car batteries and tires; (2) the remaining waste is then transported via conveyor lines where laborers manually remove salable commodities such as aluminum, steel, and cardboard; and (3) the residual waste, or RMSW, is then removed and deposited in a landfill. Our solution provides for the RMSW to be delivered to our facility for further processing via a patented and proprietary technology licensed by us.

      We hold a license to patented and proprietary technology which employs a process generally known as "Pressurized Steam Classification". The type of pressurized steam classification that we plan to use utilizes a sealed rotating vessel to combine steam, heat, pressure and agitation to change the waste's physical composition.

      This Pressurized Steam Classification process converts paper, cardboard, and paper packaging found in MSW into a sanitized cellulose fiber material which can be screened and cleaned using conventional pulp recycling equipment. We anticipate selling the resulting material, known as "wetlap pulp," as a raw material for making new lower grade paper stocks such as liner board, corrugated medium, and packaging. We also anticipate selling other inorganic, recyclable materials such as aluminum, steel, and tin captured in the process, into commodities markets. We have signed three letters of intent with large box makers and other paper consumers for the sale at a discount to published commodity market prices of the cellulose material that we expect to produce once our process is operational.

      We also expect our initial facility to be capable of processing an estimated 500 tons per day of RMSW. We currently plan to build an additional plant in the Anaheim area that will be capable of processing an estimated 2,000 tons per day of RMSW, at which point we will have the capacity to process an estimated 2,500 tons per day, the total amount of RMSW deliverable by Taormina under our agreement. Our business strategy includes the construction of such larger plants at other sites, which is expected to enable us to spread our costs of operations across a larger revenue base. Our ability to successfully complete construction of our initial facility and any additional facilities is subject to a number of contingencies, including our ability to raise sufficient capital to fund these activities. Accordingly, we cannot assure you that we will complete the construction of our initial facility or any additional facilities or that if constructed these facilities will result in profitable operations.

Our Planned Revenue

      Pursuant to our current business model, we anticipate our product and services will result in three distinct revenue streams. First, under the terms of our agreement with Taormina, Taormina has agreed to pay a "tipping fee" to us for each ton of RMSW delivered to and processed by us. Second, our process is expected to mechanically sort and collect standard recyclable materials such as scrap steel, cans, and aluminum. These materials will be collected and sold to Taormina for resale to commodities buyers. Third, our process is expected to recover a cellulose fiber in the form of wet-lap pulp suitable for sale to paper and board manufacturing facilities for incorporation into their products. The cellulose fiber is currently anticipated to be suitable for unbleached grades of paper which would include corrugating medium. We have signed three letters of intent with large box makers and other paper consumers for the sale at a discount to published commodity market prices of the cellulose material that we expect to produce once our process is operational.

Our Anticipated Markets

      Once our initial facility is complete, we expect to provide processing services to other companies and municipalities in addition to Taormina in the Municipal Solid Waste ("MSW") industry. According to industry sources, the MSW industry in the United States accounts for approximately $36 billion in spending and is dominated by large MSW processors such as Waste Management, Inc., Allied Waste Industries, Inc. and Republic Services, Inc. Many other smaller regional companies and municipalities are also in the waste handling business. Most state governments in the U.S. mandate that certain percentages of all MSW be recycled. The State of California, where our headquarters is located and where our initial facility is under construction, currently mandates the highest standard in the United States by requiring that 50% of all incoming MSW be diverted from landfills. We believe that the trend in state law throughout the country is to migrate toward the California standard of requiring 50% of all MSW to be diverted from landfills. Accordingly, we anticipate providing our processing services to MSW handlers looking for efficient ways to increase the percentage of their recycled MSW.

      We also expect our initial facility to allow us to operate our Pressurized Steam Classification process to produce a sanitized cellulose fiber material, which once screened and cleaned using conventional paper recycling equipment, is known as "wetlap pulp." This wetlap pulp can be sold as a raw material for making new lower-grade paper stocks such as liner board, corrugated medium, and packaging. Industry sources estimate the market for corrugated medium in the United States to be $22 billion annually. Moreover, due to the increased demand for packaging in China and India, export demand is expect to grow from over 5 million tons currently to over 7 million tons by 2010 and domestic demand is expected to grow from 19 million tons in 2004 to over 20 million tons by 2010. We have signed three letters of intent with large box makers and other paper consumers for the sale at a discount to published commodity market prices of the cellulose material that we expect to produce once our process is operational.

      We also expect our process to mechanically sort and collect other inorganic standard recyclable materials such as scrap steel, cans, and aluminum. We expect to collect and sell these materials to Taormina.

Sales and Marketing

      We currently plan to market our services to waste handlers, waste collectors and municipalities, focusing on higher recycling rates, with the goal of lowering use of the land fills and creating a cost savings for these customers. We also plan to market our wetlap pulp to paperboard and packaging mills as a raw material for making new lower-grade paper stocks such as liner board, corrugated medium, and packaging, among other things. In addition, we plan to sell the other inorganic standard recyclable materials such as scrap steel, cans, and aluminum to Taormina for bailing and selling in the marketplace. Other than our agreement with Taormina, we currently do not have any agreements in place to market or sell any of our products or services.

      We currently expect to establish an in-house marketing and sales program to promote our services. We may also enter into strategic alliances with larger companies. We currently expect that our services and products will be marketed in the U.S.

The Taormina Agreement

      In June 2003, we signed a 10-year contract, with options for three additional extensions of five years each, with Taormina Industries, a division of Republic Services, Inc. The agreement provides for Taormina to deliver up to 500 tons of MSW per day to us for processing at our Anaheim facility currently under construction on the campus of Taormina in Anaheim, California. The second phase calls for us to build an additional plant in the Orange County area at which Taormina will deliver up to an additional 2,000 tons of MSW per day. The agreement grants Taormina a right of first refusal to participate in potential additional projects in an additional 10 counties throughout California where Taormina has operations. Under the terms of the agreement, Taormina will pay a per ton tipping fee to the Company. We anticipate that a substantial portion of our revenues will be generated from this agreement for the foreseeable future. If this agreement is terminated for any reason or if we are unable to extend this agreement on terms favorable to us or at all prior to expiration, our business, financial condition and results of operations would be materially harmed.

      The agreement may be terminated by Taormina in the event that, among other things, we do not complete all permitting, approvals and construction of our initial facility by February 8, 2006. We cannot assure you that we will meet this deadline.

Competition

      We will be required to compete with numerous other products, technologies and services that could be in use currently or are being developed by companies, academic institutions and research institutions. These competitors consist of both large established companies as well as small, single product or service development stage companies. We expect competition from these companies as they develop different and/or novel approaches to the processing of MSW. Some of these approaches may directly compete with the products or services that we are currently developing.

      According to industry sources, three companies dominate the MSW industry in the United States: Waste Management, Inc. (32% market share, with $11.5 billion in revenues); Allied Waste Industries, Inc. (15% market share, with $5.25 billion in revenues); and Republic Services, Inc. (7% share, with $2.52 billion in revenues). There are also many smaller regional companies and municipalities in the waste handling business. Although we do not view MSW haulers as competitors, but rather as consumers for the services we plan to provide, such haulers would be competition to the extent they make capital investments in material recovery facilities, incineration, composting, or landfills rather than outsourcing through us. We believe that the primary competitive factors in our industry are price, reliability of service, and quality of recycling programs.

      Corrugated packaging and mixed waste paper companies may also be a source of competition for us. Our process converts MSW into a sanitized cellulose fiber material, which once screened and cleaned using conventional paper recycling equipment, is known as "wetlap pulp." Wetlap pulp can be used by many paper mills in the manufacture of corrugated cardboard and associated packaging materials and other products. These paper mills also use other feedstocks such as used cardboard, mix waste paper and virgin pulp in their mill processes. To the extent that companies which provide other feedstocks which may include MRFs, meet or exceed the demand of the mills for feedstock, they could have a negative impact on the demand for our wetlap.

Regulation

      Our   business  is  subject  to   extensive   federal,   state  and  local
environmental, health, safety and transportation laws and regulations. These laws and regulations are administered by the Environmental Protection Agency ("EPA") and various other federal, state and local environmental, zoning, transportation, land use, health and safety agencies in the United States and various agencies in Canada. Many of these agencies regularly examine our operations to monitor compliance with these laws and regulations and have the power to enforce compliance, obtain injunctions or impose civil or criminal penalties in case of violations.

      Because a major component of our business will be the processing of solid waste in what we believe will be an environmentally sound manner, a portion of our capital expenditures is related, either directly or indirectly, to environmental protection measures, including compliance with federal, state or local provisions that regulate the discharge of materials into the environment. There will be costs associated with sighting, design, operations, monitoring, site maintenance, corrective actions, and financial assurance of each facility that we plan to operate. In connection with our development or expansion of a facility, we must often spend considerable time, effort and money to obtain or maintain necessary required permits and approvals. we cannot assure you that we will be able to obtain or maintain necessary governmental approvals. Once obtained, operating permits are subject to modification and revocation by the issuing agency. Compliance with these and any future regulatory requirements could require us to make significant capital and operating expenditures.

The primary U.S. federal statutes affecting our business are summarized below:

      The Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), regulates handling, transporting and disposing of hazardous and non-hazardous wastes and delegates authority to the states to develop programs to ensure the safe disposal of solid wastes. In 1991, the EPA issued its final regulations under Subtitle D of RCRA, which set forth minimum federal performance and design criteria for solid waste landfills. These regulations must be implemented by the states, although states can impose requirements that are more stringent than the Subtitle D standards. We expect to incur costs in complying with these standards in the ordinary course of our operations.

      The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which is also known as Superfund, provides for federal authority to respond directly to releases or threatened releases of hazardous substances into the environment. CERCLA's primary means for addressing such releases is to impose liability for cleanup of disposal sites upon current and former site owners and operators, generators of the hazardous substances at the site and transporters who selected the disposal site and transported substances to the site. Liability under CERCLA is not dependent on the intentional disposal of hazardous substances; it can be based upon the release or threatened release, even as a result of lawful, unintentional and non-negligent action, of hazardous substances as the term is defined by CERCLA and other applicable statutes and regulations.

      The Federal Water Pollution Control Act of 1972 (the "Clean Water Act") regulates the discharge of pollutants into streams, rivers, groundwater, or other surface waters from a variety of sources. If run-off from our operations may be discharged into surface waters, the Clean Water Act would require us to apply for and obtain discharge permits, conduct sampling and monitoring, and, under certain circumstances, reduce the quantity of pollutants in those discharges. In addition, if a landfill or a transfer station discharges wastewater through a sewage system to a publicly owned treatment works, the facility must comply with discharge limits imposed by the treatment works. The Clean Water Act provides for civil, criminal and administrative penalties for violations of its provisions.

      The Clean Air Act of 1970, as amended, provides for increased federal, state and local regulation of the emission of air pollutants. The Clean Air Act would apply to certain of our planned operations, including solid waste landfills and waste collection vehicles.

      The Occupational Safety and Health Act of 1970, as amended ("OSHA"), establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, and various record keeping, disclosure and procedural requirements.

      There are also various state or local regulations that affect our operations. Sometimes states' regulations are more strict than comparable federal laws and regulations.

      Many states, provinces and local jurisdictions have enacted "fitness" laws that allow the agencies that have jurisdiction over waste services contracts or permits to deny or revoke these contracts or permits based on the applicant or permit holder's compliance history. Some states, provinces and local jurisdictions go further and consider the compliance history of the parent, subsidiaries or affiliated companies, in addition to the applicant or permit holder. These laws authorize the agencies to make determinations of an applicant or permit holder's fitness to be awarded a contract to operate, and to deny or revoke a contract or permit because of unfitness, unless there is a showing that the applicant or permit holder has been rehabilitated through the adoption of various operating policies and procedures put in place to assure future compliance with applicable laws and regulations.

Research and Development

      During 2003 and 2004, we spent an aggregate amount of $493,416 on research and development activities.

Intellectual Property

      On June 21, 2002, we entered into a U.S. technology license agreement with Bio-Products International, Inc., an Alabama corporation, with respect to several patents and other related intellectual property relating to the methods and processes developed by the University of Alabama at Huntsville. The technology was designed to provide for the processing and separation of material contained in MSW. This unique process treats MSW with a combination of steam, time, temperature and pressure. Temperatures of several hundred degrees sterilize the material and the pressure, and agitation causes a pulping action. This combination is designed to result in a large volume reduction, yielding high-density, sterilized product. The majority of the material is a biomass cellulose with significant papermaking fiber content that may be sold to container board plants after a minimal screening and cleaning process. The most recent patent includes claims covering the capturing of all Volatile Organic Compounds and was allowed by the United States Patent and Trademark Office in October 2001.

      The University of Alabama at Huntsville is the assignee of the patent licensed to us. This patent was licensed to Bio-Products and this license was sub-licensed to us for commercialization in the U.S. Under the license agreement, we paid an upfront license fee and currently pay a monthly fee for technical services. We are also required to pay royalties based on the amount of waste processed utilizing the technology as well as a royalties based on the sales price of fiber products recovered from the process.

      The license extends until the expiration date of the last patent issued to Bio-Products and/or the University of Alabama at Huntsville covering the technology, which is currently expected to occur on October 23, 2021. Pursuant to its licensing agreement with the UAH, BPI is required to continue to make certain payments to UAH to maintain exclusivity.

Employees

      We currently operate our business in the State of California with a small number of independent contractors and service providers administered by nine full time employees. Our initial facility is being constructed by independent contractors. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced work stoppages, and we believe that our relationship with our employees is good.

Properties

      Our principal executive offices are in San Diego, California, where we lease approximately 1,700 square feet under a lease expiring in March 2006. We are currently constructing a plant on leased real property in Anaheim, California, which covers an approximately 30,000 square feet building and expires in July 2014 and for which we have the option to renew 3 times for 5 year periods each.

Legal Proceedings

      On December 11, 2003, Reid and Simi Jilek (the "Jileks") filed a complaint against Steve Racoosin, World Waste of California, Inc., World Waste International, Inc., and Environmental Technologies Corporation ("ETC") in the Superior Court of California, County of San Diego, Central Judicial District, alleging breach of contract, securities violations, and fraud and seeking monetary damages and injunctive relief (the "Litigation"). The Jileks amended their complaint to eliminate the securities violations cause of action and on March 22, 2004 filed a second amended complaint to name additional parties, Thomas L. Collins and Darren Pedersen, and to add the additional causes of action of breach of the covenant of fair dealing, conspiracy, and specific performance for delivery of a warrant. The suit stems from an alleged oral and written arrangements providing for the rent of the Jileks' house to Mr. Racoosin with an option to buy the house which option was to be exercised with warrants to purchase five percent (5%) of the shares of ETC. Mr. Racoosin vacated the premises in early January 2004 and the Jileks sold the house in 2004. Defendants World Waste of California, Inc., World Waste International, Inc., and ETC demurred to the second amended complaint. The court granted the demurrer in whole, with leave to amend and the Jileks filed a third amended complaint on August 5, 2004.

      On October 5, 2004, we entered into an agreement with the Jileks settling the Litigation. Pursuant to this settlement, we agreed to pay the Jileks a total of $150,000 over the next twelve months. The Jileks have also agreed to dismiss their claims against all defendants with prejudice.

                                   MANAGEMENT

Directors and Executive Officers

      The following table sets forth the name, age background and position held by each of our executive officers and directors as of July 15, 2005. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

                                                                                                        Year First
                                                                                                         Elected
Name                     Age   Principal Occupation                                                      Director
----------------------   ---   ----------------------------------------------------------------------   ----------
Thomas L. Collins(3)      65   Mr. Collins has been the Chief Executive Officer and a Director of WWT      2004
                               since February 2004. He worked with Waste Management, Inc. from 1972 to 1995, including serving as the Vice President and Controller for the Western Region. After retiring from Waste Management in 1995, Mr.
                               Collins was an independent consultant for the waste industry until joining our predecessor company in January 2003 as Executive Vice
                               President. Mr. Collins has a BA in Business Administration and
                               Accounting from Quincy University and is a CPA.

James L. Ferris, Ph.D.    61   Mr. Ferris joined our board of directors in 2004. Mr. Ferris served as      2004
(1)(2)(3)                      a member of the board of directors of Albany International from 2000 -
                               2004. Mr. Ferris has been a trustee of the Institute of Paper Science and Technology since 2003 and prior to that he was the President and
                               Chief Executive Officer of the Institute of Paper Science and
                               Technology from 1996 to 2003. Mr. Ferris completed the Advanced
                               Management Program at Harvard Business School in 1992, received his
                               Ph.D. (1972) and M.S.(1969) from the Institute of Paper Chemistry at
                               Lawrence University, and obtained his B.S. in Chemical Engineering from the University of Washington in 1966.

Fred Lundberg(4)          68   Mr. Lundberg joined WWT as Senior Vice President and Secretary in           2004
                               2004. He is responsible for the engineering design and construction of our facilities, and for the market development and sales of the wetlap fiber production from our facilities. From 2001 to 2004, Mr. Lundberg was President of Veritas Consulting, LLC, where he provided strategic and tactical consulting services to domestic pulp and paper clients.
                               He was also Manager of the Pulp and Paper Industry Practice for Baker
                               & O'Brien, Inc., where he provided chemical engineering consulting services and expert witness services to pulp and paper clients under a semi-exclusive consulting contract between Veritas and Baker &
                               O'Brien. From 1998 to 2000, Mr. Lundberg was Acting President/Vice
                               President for Jacobs-Sirrine Consultants, Subsidiary of Jacobs
                               Engineering, Inc. where he managed the Facilities & Economics Group that provided competitive analysis services to pulp and paper clients, and managed and led strategic consulting and due diligence projects for domestic and international pulp and paper clients.

John Pimentel(1)(2)(3)    39   Mr. Pimentel has served as a Director of WWT since February 2004. From      2004
                               1993-1996, Mr. Pimentel served as Deputy Secretary for Transportation for the State of California where he oversaw a $4.5 billion budget and
                               28,000 employees including the Department of Transportation, the
                               California Highway Patrol, and parts of the Department of Motor
                               Vehicles. From 1998 to 2002, he worked with Bain & Company in the firm's Private Equity Group, and the general consulting practice.
                               Since 2003, Mr. Pimentel has worked with Cagan McAfee Capital
                               Partners, LLC where he is responsible for business development, investment structuring, and portfolio company management. Mr. Pimentel has an MBA from Harvard Business School, and a BA from University of
                               California at Berkeley. Mr. Pimentel also serves as a member of the board of directors of Natural Gas Systems, Inc (NGSY.OB) and Pacific
                               Ethanol, Inc. (PEIX)..

                                                                                                        Year First
                                                                                                         Elected
Name                     Age   Principal Occupation                                                      Director
----------------------   ---   ----------------------------------------------------------------------   ----------
Steve Racoosin(2)(4)      51   Mr. Racoosin has served as President of WWT and its processor               2004
                               companies since 2002. Since 1989, he has been developing steam classification vessels for processing waste with the University of
                               Alabama at Huntsville ("UAH"). From 1998 to 2001 Mr. Racoosin was a
                               founder of Total Recovery Systems International, Inc. which sought to commercialize the UAH waste processing technology. Later in 2001 Mr.
                               Racoosin continued working on commercializing the UAH technology and in 2002 he founded World Waste of America, Inc., which later became
                               World Waste Technologies, Inc.

David A. Rane             51   Mr. Rane joined WWT in 2004 to serve as WWT's Senior Vice President         N/A
                               and Chief Financial Officer. Mr. Rane provided consulting services to
                               WWT from April 2004 to November 2004. Mr. Rane served as Executive
                               Vice President and Chief Financial Officer for Callaway Golf Company
                               from 1994 to 2000. Prior to that, Mr. Rane worked at
                               PricewaterhouseCoopers for 14 years in their San Diego, Brussels and
                               National Offices. Since leaving Callaway Golf, Mr. Rane has served as
                               Executive Vice President in two development stage companies,
                               StoreRunner Network Inc. (from 2000 to 2001) and SureBeam Corporation
                               (from 2001 to 2004), and most recently served as Vice Chancellor for
                               Financial Management for The National University System (from May 2004 to November 2004). SureBeam Corporation filed for protection under
                               Chapter 7 of the United States Bankruptcy Code in January 2004. Mr.
                               Rane is a CPA and has a BA in Accounting from Brigham Young
                               University.

(1)   Member of our Audit Committee.

(2)   Member of our Compensation Committee.

(3)   Member of our Finance Committee.

(4) In connection with the issuance of our Series A preferred stock, each of Messrs. Lundberg and Racoosin has agreed to resign as a director pending the nomination and appointment of directors designated by the holders of the Series A preferred stock.

Audit Committee and Compensation Committee

      In August 2004, our board of directors established an Audit Committee. Our board of directors has instructed the Audit Committee to meet periodically with our management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, recommend to our board the independent accountants to be retained, and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee is composed of Mr. James Ferris and Mr. John Pimentel. Each of these individuals is a non-employee director. Our board of directors believes that Mr. Pimentel is not an "independent" director. While our board of directors believes that certain of our audit committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that we do not have an "audit committee financial expert" as defined under Item 401(e)(2) of Regulation S B of the Securities Act of 1933, as amended ("Securities Act") serving on the Audit Committee.

      In  addition,  our  board of  directors  has  established  a  Compensation
Committee and a Finance Committee. The Compensation Committee is currently comprised of Messrs. Ferris, Pimentel and Racoosin. The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our stock option plan.

      The Finance Committee reviews, acts on and reports to our board of directors regarding various financial management and budgeting matters, including the review of our monthly, quarterly and yearly budget and expenses, the review of our financial state and the review of certain proposed commitments and obligations of our company. There are currently three members of the Financial Committee, Messrs. Pimentel, Ferris and Collins.

      Executive Compensation

      The following table sets forth all compensation paid in respect of the individuals who served, during the year ended December 31, 2004, as our Chief Executive Officer and the next most highly compensated executive officers (collectively the "Named Executive Officers") whose total salary and bonus was in excess of $100,000 per annum. Except as listed below, there were no bonuses, other annual compensation, restricted stock awards or stock options/SARS or any other compensation paid to the Named Executive Officers.

                             Summary Compensation Table

                                    Annual         Long Term
                                Compensation     Compensation
                               ---------------   ------------
                                                 Securities
                                                 Underlying
Name and Principal Position    Year    Salary     Options
----------------------------   ----   --------   ----------
Thomas L. Collins              2004   $176,000      100,000(4)
  Chief Executive Officer(1)   2003   $106,000           --
Steve Racoosin                 2004   $178,000       75,000(4)
  President(2)                 2003   $127,600           --
                               2002    $76,000           --
Fred Lundberg                  2004   $126,000       75,000(4)
  Senior Vice President (3)

-------------

(1) Mr. Collins' joined our company in January 2003 as our Executive Vice President and became our Chief Executive Officer in February 2004. Mr. Collins deferred $31,000 of his salary that he earned during 2004 and he deferred $50,000 of his salary that he earned during 2003.

(2) Mr. Racoosin deferred $34,738 of his salary that he earned during 2004 and he deferred $39,000 of his salary that he earned during 2003.

(3) Mr. Lundberg joined our company in 2004 as our Senior Vice President. Mr. Lundberg deferred $21,000 of his salary earned during 2004.

(4)   Represents warrants to purchase shares of common stock.

Option Grants and Exercises in Last Fiscal Year

      The following table contains information concerning grants of warrants and stock options during the fiscal year ended December 31, 2004 by us to the Named Executive Officers. We have not granted any stock appreciation rights.

        Warrant and Option Grants in Fiscal Year Ended December 31, 2004

                                Individual Grants
                                -----------------
                    Number of         % of Total
                      Shares           Options
                    Underlying        Granted to
                     Options          Employees       Exercise       Expiration
Name                 Granted        In Fiscal Year      Price           Date
-----------------   ----------      --------------    ---------      ----------
Thomas L. Collins      100,000(1)               25%       $1.50(2)   5/10/2011
Steve Racoosin          75,000(1)            18.75%       $1.50(2)   5/10/2011
Fred Lundberg           75,000(1)            18.75%       $1.50(2)   5/10/2011

-------------------------

(1) Represents warrants to purchase common stock that become exercisable as to 12/48ths on January 10, 2005, then 1/48th per month thereafter.
(2) On the date of grant, the common stock of WWT was not listed for trading on any securities market. Accordingly, there was no market price on the date of grant.

      The following table contains information concerning each exercise of stock options during the 12- month period ended December 31, 2004 by each of the Named Executive Officers and the fiscal year-end value of unexercised options. We have not granted any stock appreciation rights.

     Aggregated Option/SAR Exercises in Fiscal Year Ended December 31, 2004
                          and FY-End Option/SAR Values

                                             Number of Securities         Value of
                                                  Underlying            Unexercised
                                                 Unexercised            In-the-Money
                      Shares                  Option/SARs at FY-     Option/SARs at FY-
                     Acquired      Value     End (#) Exercisable/   End (#) Exercisable/
Name                in Exercise   Realized      Unexercisable        Unexercisable (2)
-----------------   -----------   --------   --------------------   --------------------
Thomas L. Collins            --         --      0 /100,000(1)          0 /$275,000(1)
Steve Racoosin               --         --       0 /75,000(1)          0 /$206,250(1)
Fred Lundberg                --         --       0 /75,000(1)          0 /$206,250(1)

-------------------------

(1)   Represents warrants to purchase common stock.
(2) Dollar amounts reflect the net values of outstanding stock options or warrants computed as the difference between $4.25 (the last reported sale on December 31, 2004) and the exercise price of the options or warrants.

Employment Agreements

      On April 28, 2005, we entered into new employment agreements with each of Thomas L. Collins, our Chief Executive Officer, Fred Lundberg, our Senior Vice President, Steven Racoosin, our President, and David Rane, our Chief Financial Officer. The new agreements supersede and replace each officer's existing employment agreement with our company. Pursuant to the new agreements, the executives will continue to serve our company in the same capacities but on an "at-will" basis. Messrs. Collins, Lundberg, Racoosin and Rane will receive an annual salary of $224,000, $204,000, $225,000 and $224,000, respectively, and are each entitled to bonuses as may be deemed appropriate by our board of directors. Each executive is entitled to receive 12 months salary and continuation of benefits in the event our company terminates his agreement for other than "good cause" or the executive resigns from our company for "good reason" (as such terms are defined in the agreements). In addition, each executive will be entitled to 12 months salary and continuation of benefits in the event of disability or death during the term of his agreement.

      Compensation of Board of Directors.

      Messrs. Collins, Lundberg, Racoosin and Rane have each entered into our standard indemnification agreement for officers of our company, which provides, among other things, that we will indemnify each of them, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by them in connection with actions or proceedings to which they may be a party as a result of their position as an officer, employee, agent or fiduciary of our company, and otherwise to the full extent permitted under our bylaws and California law.

      On December 22, 2004, our board approved the grant of options to purchase up to an aggregate total of 7,000 shares of common stock with an exercise price of $3.75 per share, to our independent board member, Mr. James L. Ferris. The options vest quarterly over a one-year period beginning March 31, 2004. Our independent director is reimbursed for any direct expenses.

      John Pimentel, chairman of our board, may also be deemed to earn compensation from our company through his relationship as our advisor. Please see Related Party Transactions on page 41 for a full description.

The 2004 Equity Incentive Plan

      Our board of directors adopted our company's 2004 Equity Incentive Plan ("2004 Plan") on March 25, 2004. The 2004 Plan was approved for adoption by upon the consummation of the merger between our company and Old WWT, by the written consent of the stockholders of our company on March 25, 2004. Under the terms of the 2004 Plan, we are authorized to grant incentive awards for up to 2,000,000 shares of common stock. The following is a summary of the 2004 Plan.

      Plan Description.

The purpose of the 2004 Plan is to provide an incentive to attract and retain qualified and competent persons as employees, directors and consultants, upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership. The 2004 Plan provides for the grant of options intended to qualify as incentive stock options or ISOs under Section 422 of the Internal Revenue Code and options that are not intended to so qualify, which we refer to as Nonstatutory Stock Options. The 2004 Plan also provides for the grant of our restricted stock within the meaning of Rule 144 of the Securities Act.

      Authorized Shares.

The total number of shares of common stock reserved for issuance under the 2004 Plan is 2,000,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change). If any option granted pursuant to the 2004 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the exercise of options granted under the 2004 Plan. The shares acquired upon exercise of options granted under the 2004 Plan, will be authorized and unissued shares of common stock. As of July 15, 2005, options for 657,000 shares have been issued under the 2004 Plan at a weighted-average exercise price of $4.21.

      Administration.

The 2004 Plan is administered by the Compensation Committee of our board of directors, which selects the eligible persons to whom options will be granted. The Compensation Committee also determines the number of shares of common stock subject to each option, the exercise price therefore and the periods during which options are exercisable. Further, the Compensation Committee interprets the provisions of the 2004 Plan and, subject to certain limitations, may amend the 2004 Plan. Each option granted under the 2004 Plan is be evidenced by a written agreement between the optionee and our company.

      Eligibility.

      Options may be granted under the 2004 Plan to all employees (including officers), directors and certain consultants and advisors. Incentive stock options may be granted only to persons who are employees. Upon receiving grants of options, each holder of the options will enter into an option agreement with our company that contains the terms and conditions deemed necessary by the administrator of the plan.

      Indemnification

      Our articles of incorporation provide that no officer or director shall be personally liable to our corporation or our stockholders for monetary damages except as provided pursuant to California law. Our bylaws and Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our company, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with California law. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or Articles of Incorporation.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of July 15, 2005 by (1) each person who is known by us to beneficially own more than five percent of our common stock; (2) each director; (3) each of the named executive officers listed in the Summary Compensation Table under the caption "Executive Compensation"; and (4) all executive officers and directors as a group. Shares of common stock that are subject to outstanding options and warrants that are presently exercisable or exercisable within 60 days of July 15, 2005 are deemed to be outstanding for purposes of computing the percentage ownership of the holder of the options and warrants, but not for any other person. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable.

Name and Address of                    Amount and Nature of      Percent
Beneficial Owner                       Beneficial Ownership(1)   of Class(1)
------------------------------------   -----------------------   -----------
Thomas L. Collins (2)                                1,150,000           4.0%
Steve Racoosin (3)                                   3,536,900          12.4%
Fred Lundberg (4)                                      735,000           2.6%
John Pimentel (5)                                    1,350,000           4.7%
James L. Ferris                                          7,000           0.0%
One World Zero Waste, LLC (6)                        2,161,900           7.6%
Jan-Can LP (6)                                       1,300,000           4.5%
Darren Pedersen (7)                                  1,337,500           4.7%
Laird Q. Cagan (8)                                   2,362,587           8.3%
All executive officers and directors
as a group (six persons)                            13,935,637          48.7%

-------------

(1) Based on 24,533,693 shares of common stock and 4,075,600 shares of preferred stock outstanding on July 15, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for each of the individuals listed in the table is care of World Waste Technologies, Inc., 13250 Evening Creek Drive, Suite 130, San Diego, California, 92128.

(2) Includes 1,050,000 shares beneficially owned by a family trust over which Mr. Collins has the power to vote and the power to dispose over such shares and 75,000 shares issuable upon exercise of a warrant.

(3) Includes 2,161,900 shares owned by One World Zero Waste, LLC and 1,300,000 shares owned by Jan-Can, L.P. over which Mr. Racoosin has the power to vote and the power to dispose. Also includes 75,000 shares issuable upon exercise of a warrant.

(4)   Includes 75,000 shares issuable upon exercise of a warrant.

(5) Includes 350,000 shares owned by Mr. Pimentel's spouse and 50,000 shares by trusts for the benefit of his family members of which he is the trustee. Address is c/o Cagan McAfee, 10600 N. De Anza Blvd., Suite 250, Cupertino, CA 95014.

(6) Address: c/o WWT, 13520 Evening Creek Drive, Suite 130, San Diego, California 92128. Mr. Racoosin has the power to vote and the power to dispose of these shares and are included in his beneficial ownership.

(7)   Address: 903 Tourmaline Street, San Diego, California 92109.

(8) Includes 200,000 shares held in trust for the benefit of Mr. Cagan's daughters of which Mr. Cagan is the trustee. Also includes 190,000 shares held by Cagan McAfee Capital Partners, LLC, of which Mr. Cagan is a 50% owner. Also includes warrants to purchase 387,587 shares of common stock which are vested and immediately exercisable. Address is c/o Cagan McAfee Capital Partners, LLC, 10600 N. De Anza Blvd., Suite 250, Cupertino, CA 95014.

                              SELLING STOCKHOLDERS

      The shares to be offered by the selling stockholders are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act to give the selling stockholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

      The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see "Plan of Distribution." The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

      No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus.

      The following table sets forth the beneficial ownership of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

                                                       Beneficial Ownership           Beneficial Ownership
                                                         Before Offering               After Offering (1)
                                                -----------------------------------   -------------------
                                                                        Number of
                                                 Number                Shares Being    Number
Name                                            of Shares   Percent      Offered      of Shares   Percent
---------------------------------------------   ---------   -------    ------------   ---------   -------
Joseph B. Childrey                                125,000       0.5%        125,000      -0-           --
Linden Growth Partners                            666,667       2.7%        666,667      -0-           --
Linden Growth Partners (2)                        133,333       0.5%        133,333      -0-           --
Brian J. Peschel                                   66,667       0.3%         66,667      -0-           --
Scott F. Lundberg (5)                              70,000       0.3%         70,000      -0-           --
Maletis Partners, L.P.                             16,667       0.1%         16,667      -0-           --
Linden Growth Partners                            350,000       1.4%        350,000      -0-           --
Barry Uphoff                                       16,667       0.1%         16,667      -0-           --
Alyceum Holdings LLC                               16,667       0.1%         16,667      -0-           --
Mark and Marie Pomeroy Rev Lvg Tst
Dtd 10/10/90                                      100,000       0.4%        100,000      -0-           --
James F. George                                    16,667       0.1%         16,667      -0-           --
Bradley Rotter                                    166,667       0.7%        166,667      -0-           --

                                                       Beneficial Ownership           Beneficial Ownership
                                                         Before Offering               After Offering (1)
                                                -----------------------------------   -------------------
                                                                        Number of
                                                 Number                Shares Being    Number
Name                                            of Shares   Percent      Offered      of Shares   Percent
---------------------------------------------   ---------   -------    ------------   ---------   -------
Philip B. Gair                                     53,333       0.2%         53,333      -0-           --
Michael Brown Trust dated 6/30/2000               200,000       0.8%        200,000      -0-           --
Nelson R. Sharp                                   100,000       0.4%        100,000      -0-           --
Michael J. & Karen J. Donavan                      17,000       0.1%         17,000      -0-           --
John D. Williamson                                 16,667       0.1%         16,667      -0-           --
Ely Family Trust                                   10,000      *             10,000      -0-           --
John R. Tessitore                                  26,667       0.1%         26,667      -0-           --
Ellen K Wolfe Lliving Trust                        16,667       0.1%         16,667      -0-           --
Kranenburg Fund, LP                                16,667       0.1%         16,667      -0-           --
Tamarind Global Assets Ltd.                       125,000       0.5%        125,000      -0-           --
John Johnson                                       16,667       0.1%         16,667      -0-           --
Dolphin Offshore                                  250,000       1.0%        250,000      -0-           --
Darren A. Pedersen (4)                             10,000      *             10,000      -0-           --
Salim Bhamla                                       16,667       0.1%         16,667      -0-           --
Libs Revocable Trust                               10,000      *             10,000      -0-           --
Beatriz L. Bradley                                 10,000      *             10,000      -0-           --
Cullen John Barry & Oehmen                         16,667       0.1%         16,667      -0-           --
Blair Capital Inc.                                 70,000       0.3%         70,000      -0-           --
Scott F. Lundberg (5)                              13,333       0.1%         13,333      -0-           --
Hillcrest Investors Ltd                            17,000       0.1%         17,000      -0-           --
J. Carr Bettis                                     16,667       0.1%         16,667      -0-           --
Elizabeth Rose                                     20,000       0.1%         20,000      -0-           --
Richard G. Ely & Paulette Ely Family Trust
dtd 3/16/1984                                      10,000      *             10,000      -0-           --
Trevor Colby IRA                                   33,500       0.1%         33,500      -0-           --
Stephen S. Taylor                                  83,333       0.3%         83,333      -0-           --
Alan Williams                                      16,700       0.1%         16,700      -0-           --
Enable Growth Partners, LP                         33,334       0.1%         33,334      -0-           --
Seminary Investments I                             16,667       0.1%         16,667      -0-           --
Seminary Investments II                            33,334       0.1%         33,334      -0-           --
Muldow Family Trust                                16,667       0.1%         16,667      -0-           --
Scocimada Family Trust                             16,667       0.1%         16,667      -0-           --
Agajanian Daniel A.                                15,000       0.1%         15,000      -0-           --
Pepper Snyder                                      34,000       0.1%         34,000      -0-           --
Foster Revocable Trust                             67,000       0.3%         67,000      -0-           --
Dolphin Offshore Partners LP (2)                   50,000       0.2%         50,000      -0-           --
Michael L. Peterson                                66,667       0.3%         66,667      -0-           --
Cornerstone Bio Pharma Holdings Ltd.              400,000       1.6%        400,000      -0-           --
James V. Baker                                    100,000       0.4%        100,000      -0-           --
James V. Baker (2)                                 25,000       0.1%         25,000      -0-           --

                                                       Beneficial Ownership           Beneficial Ownership
                                                         Before Offering               After Offering (1)
                                                -----------------------------------   -------------------
                                                                        Number of
                                                 Number                Shares Being    Number
Name                                            of Shares   Percent      Offered      of Shares   Percent
---------------------------------------------   ---------   -------    ------------   ---------   -------
Doucette Trust Dated April 8, 2004                 12,000      *             12,000      -0-           --
Bowers Revocable Trust                             20,000       0.1%         20,000      -0-           --
Bowers Family Trust                                40,000       0.2%         40,000      -0-           --
Bowers, Inc. DBPP                                  20,000       0.1%         20,000      -0-           --
William Griffo                                     28,800       0.1%         28,800      -0-           --
DeAnn Bernhard                                     63,200       0.3%         63,200      -0-           --
Doucette Survivor Trust                             8,000      *              8,000      -0-           --
Doucette Survivor Trust (2)                         2,000      *              2,000      -0-           --
Seward Living Trust                                10,000      *             10,000      -0-           --
Thomas P. Lechner                                  10,000      *             10,000      -0-           --
Thomas P. Lechner (2)                               2,500      *              2,500      -0-           --
Seward Family Trust (2)                             2,500      *              2,500      -0-           --
Frederick N. LaCorte Living Trust                  40,000       0.2%         40,000      -0-           --
Frederick N. LaCorte Living Trust (2)              10,000      *             10,000      -0-           --
Joseph and Linda M. Gondolfo, JTWROS               20,000       0.1%         20,000      -0-           --
Joseph and Linda M. Gondolfo, JTWROS (2)            5,000      *              5,000      -0-           --
WIP II Investments, LLC                           340,000       1.4%        340,000      -0-           --
WIP II Investments, LLC (2)                        85,000       0.3%         85,000      -0-           --
Vincent Bartoletto, Jr.                            20,000       0.1%         20,000      -0-           --
Vincent Bartoletto, Jr. (2)                         5,000      *              5,000      -0-           --
Ely Family Trust                                   20,000       0.1%         20,000      -0-           --
Ely Family Trust (2)                                5,000      *              5,000      -0-           --
Robert C. Hoffman                                  10,000      *             10,000      -0-           --
Robert C. Hoffman (2)                               2,500      *              2,500      -0-           --
Steve R. Fisher                                    10,000      *             10,000      -0-           --
Steve R. Fisher (2)                                 2,500      *              2,500      -0-           --
Philip D. Fiederlein                               10,000      *             10,000      -0-           --
Philip D. Fiederlein (2)                            2,500      *              2,500      -0-           --
Michel Neumann                                     10,000      *             10,000      -0-           --
Michel Neumann (2)                                  2,500      *              2,500      -0-           --
Bret A. Bartolotta                                  4,000      *              4,000      -0-           --
Bret A. Bartolotta (2)                              1,000      *              1,000      -0-           --
Maletis Partners, L.P.                             12,000      *             12,000      -0-           --
Maletis Partners, L.P. (2)                          3,000      *              3,000      -0-           --
Vincent Simon                                       4,000      *              4,000      -0-           --
Carl S. Derwig                                      4,000      *              4,000      -0-           --
Stahl Family Trust                                  4,000      *              4,000      -0-           --
Vincent Simon (2)                                   1,000      *              1,000      -0-           --
David John Schmidt                                 12,000      *             12,000      -0-           --
David John Schmidt (2)                              3,000      *              3,000      -0-           --

                                                       Beneficial Ownership           Beneficial Ownership
                                                         Before Offering               After Offering (1)
                                                -----------------------------------   -------------------
                                                                        Number of
                                                 Number                Shares Being    Number
Name                                            of Shares   Percent      Offered      of Shares   Percent
---------------------------------------------   ---------   -------    ------------   ---------   -------
Trellus Partners, LP                              800,000       3.3%        800,000      -0-           --
Trellus Partners, LP                              200,000       0.8%        200,000      -0-           --
Jerome T. Usalis                                   10,000      *             10,000      -0-           --
Jerome T. Usalis (2)                                2,500      *              2,500      -0-           --
Carl S. Derwig (2)                                  1,000      *              1,000      -0-           --
Stahl Family Trust (2)                              1,000      *              1,000      -0-           --
Jenson Orthodontic Center Profit Sharing Plan       4,000      *              4,000      -0-           --
Jenson Orthodontic Center Profit Sharing
Plan (2)                                            1,000      *              1,000      -0-           --
Arnold Floyd                                        8,000      *              8,000      -0-           --
Arnold Floyd (2)                                    2,000      *              2,000      -0-           --
Thomas Dinoto Family Trust                         20,000       0.1%         20,000      -0-           --
Thomas Dinoto Family Trust (2)                      5,000      *              5,000      -0-           --
John F. West                                        5,000      *              5,000      -0-           --
John F. West (2)                                    1,250      *              1,250      -0-           --
Karen M. Troyer                                     4,000      *              4,000      -0-           --
Karen M. Troyer (2)                                 1,000      *              1,000      -0-           --
Lee F. West                                         5,000      *              5,000      -0-           --
Lee F. West (2)                                     1,250      *              1,250      -0-           --
Kranenburg Fund LP                                100,000       0.4%        100,000      -0-           --
Thomas & Debra Gray                                10,000      *             10,000      -0-           --
Thomas & Debra Gray (2)                             2,500      *              2,500      -0-           --
Ellen K. Wolfe Living Trust                        14,000       0.1%         14,000      -0-           --
Ellen K. Wolfe Living Trust (2)                     3,500      *              3,500      -0-           --
David & Jaan Wilson, JTWROS                        10,000      *             10,000      -0-           --
David & Jaan Wilson, JTWROS (2)                     2,500      *              2,500      -0-           --
Lawrence & Lenora Gray Family Trust                10,000      *             10,000      -0-           --
Lawrence & Lenora Gray Family Trust (2)             2,500      *              2,500      -0-           --
Paul & Jolene Nolta                                10,000      *             10,000      -0-           --
Paul & Jolene Nolta (2)                             2,500      *              2,500      -0-           --
Kay Petry                                           8,000      *              8,000      -0-           --
Kay Petry (2)                                       2,000      *              2,000      -0-           --
David Pardy                                         2,000      *              2,000      -0-           --
David Pardy (2)                                       500      *                500      -0-           --
LaCorte Family Trust                               40,000       0.2%         40,000      -0-           --
LaCorte Family Trust (2)                           10,000      *             10,000      -0-           --
Steven R. Fisher                                   30,000       0.1%         30,000      -0-           --
Steven R. Fisher (2)                                7,500      *              7,500      -0-           --
Stephen S. Taylor                                  50,000       0.2%         50,000      -0-           --
Stephen S. Taylor (2)                              12,500       0.1%         12,500      -0-           --
Tim Decker                                         10,000      *             10,000      -0-           --

                                                       Beneficial Ownership           Beneficial Ownership
                                                         Before Offering               After Offering (1)
                                                -----------------------------------   -------------------
                                                                        Number of
                                                 Number                Shares Being    Number
Name                                            of Shares   Percent      Offered      of Shares   Percent
---------------------------------------------   ---------   -------    ------------   ---------   -------
Tim Decker (2)                                      2,500      *              2,500      -0-           --
Michael Labee                                      10,000      *             10,000      -0-           --
Michael Labee (2)                                   2,500      *              2,500      -0-           --
DCG&T FBO: Scott S. Davis                          10,000      *             10,000      -0-           --
DCG&T FBO: Scott S. Davis (2)                       2,500      *              2,500      -0-           --
Kranenburg Fund LP (2)                             25,000       0.1%         25,000      -0-           --
William L. Fisher                                  30,000       0.1%         30,000      -0-           --
William L. Fisher (2)                               7,500      *              7,500      -0-           --
Keywinn, Inc.                                      20,000       0.1%         20,000      -0-           --
Barbara L. Corbett                                  4,000      *              4,000      -0-           --
Barbara L. Corbett (2)                              1,000      *              1,000      -0-           --
J.T. Usalis                                        40,000       0.2%         40,000      -0-           --
Raul Casillas                                       8,000      *              8,000      -0-           --
Raul Casillas (2)                                   2,000      *              2,000      -0-           --
Jesus Casillas Separate Prop. Trust                14,000       0.1%         14,000      -0-           --
Jesus Casillas Separate Prop. Trust (2)             3,500      *              3,500      -0-           --
2004 Speare Tools Profit Sharing Plan               7,200      *              7,200      -0-           --
2005 Speare Tools Profit Sharing Plan               2,800      *              2,800      -0-           --
Speare Tools Profit Sharing Plan (2)                2,500      *              2,500      -0-           --
J.T. Usalis (2)                                    10,000      *             10,000      -0-           --
Donald D. Diffenbaugh                              10,800      *             10,800      -0-           --
Donald D. Diffenbaugh (2)                           2,700      *              2,700      -0-           --
Herman Ackerman-SEP IRA                             4,000      *              4,000      -0-           --
Herman Ackerman-SEP IRA (2)                         1,000      *              1,000      -0-           --
Karim R. Ghobrial                                   4,000      *              4,000      -0-           --
Karim R. Ghobrial (2)                               1,000      *              1,000      -0-           --
Keywinn, Inc. (2)                                   5,000      *              5,000      -0-           --
Cornerstone Bio Pharma Holdings Ltd. (3)          100,000       0.4%        100,000      -0-           --
Bruce Bowers Revocable Trust (2)                    5,000      *              5,000      -0-           --
Ryan Bowers, Inc. DBPP (3)                          5,000      *              5,000      -0-           --
Ryan Bowers Family Trust (2)                       10,000      *             10,000      -0-           --
Doucette Trust Dated April 8, 2004 (3)              3,000      *              3,000      -0-           --
William A. Griffo (3)                               7,200      *              7,200      -0-           --
Deann Bernhard (3)                                 15,800       0.1%         15,800      -0-           --
Trellus Offshore Fund Limited (6)               2,800,000      11.4%      2,800,000      -0-           --
Trellus Offshore Fund Limited (3)                 280,000       1.1%        280,000      -0-           --
Trellus Partners, LP (6)                        1,120,000       4.6%      1,120,000      -0-           --
Trellus Partners, LP (3)                          112,000       0.5%        112,000      -0-           --
Trellus Partners II, LP (6)                        80,000       0.3%         80,000      -0-           --
Trellus Partners II, LP (3)                         8,000      *              8,000      -0-           --

                                                       Beneficial Ownership           Beneficial Ownership
                                                         Before Offering               After Offering (1)
                                                -----------------------------------   -------------------
                                                                        Number of
                                                 Number                Shares Being    Number
Name                                            of Shares   Percent      Offered      of Shares   Percent
---------------------------------------------   ---------   -------    ------------   ---------   -------
Harris Williams & Co. (6)                          42,000       0.2%         42,000      -0-           --
Harris Williams & Co. (3)                           4,200      *              4,200      -0-           --
HW OneWorld, LLC (6)                               33,600       0.1%         33,600      -0-           --
HW OneWorld, LLC (3)                                3,360      *              3,360      -0-           --
Phil Pesin (3)                                     12,750       0.1%         12,750      -0-           --
Ryan Bowers (3)                                     3,125      *              3,125      -0-           --
Sycamore Capital Partners, Inc. (3)                18,200       0.1%         18,200      -0-           --
Capital Growth Resources (3)                        2,912      *              2,912      -0-           --
Lynn Rach (3)                                       7,650      *              7,650      -0-           --
Chadbourn Securities, Inc. (3)                     32,636       0.1%         32,636      -0-           --
Christopher Walton (3)                            100,000       0.4%        100,000      -0-           --
Peter Canalia (3)                                  10,000      *             10,000      -0-           --
Joseph B. Childrey (3)                             25,000       0.1%         25,000      -0-           --
Fairmont Analytics (3)                             57,500       0.2%         57,500      -0-           --
Robert W. Bellano (3)                               1,800      *              1,800      -0-           --
Ramin Azar (3)                                     10,000      *             10,000      -0-           --
Thomas Caleel (3)                                 110,000       0.4%        110,000      -0-           --
Kathy Cole (3)                                     10,000      *             10,000      -0-           --
Patricia Prass (3)                                 10,000      *             10,000      -0-           --
Barbara Hall (3)                                   10,000      *             10,000      -0-           --
Paul Schroeder (3)                                 10,000      *             10,000      -0-           --
Thomas Thompson (3)                                 2,063      *              2,063      -0-           --
Laird Q. Cagan (3)                                387,587       1.6%        387,587      -0-           --

------------
*  Less than 0.1%

(1) The "Beneficial Ownership After Offering" table assumes that all shares being offered under this Prospectus will be resold by the selling stockholders after this offering, including all convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days.

(2)   Represents shares issued pursuant to the exercise of a warrant.

(3)   Represents shares issuable upon the exercise of warrants.

(4)   Represents shares held by a former officer or director of the Company.

(5) Represents shares held by an immediate family member of a current officer and director of the Company.

(6) Represents shares issuable upon the conversion of Series A Preferred Stock issued pursuant to a private placement.

Relationships with Selling Stockholders

      All stockholders, other than as disclosed in the footnotes above, are investors who acquired their securities from us in one or more private placements of common stock and who have had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years.

      The information in the above table is as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

                              PLAN OF DISTRIBUTION

      Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are then traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o settlement of short sales entered into after the date of this prospectus;

      o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      o     any other method permitted pursuant to applicable law.

      The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities (provided that no such short sales shall take place prior to the effective date of the
Registration Statement of which this prospectus forms a part). The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

      We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

      We agreed to keep this prospectus effective until the earlier of (i) the first anniversary date of the effectiveness of the registration statement of which this prospectus is a part (which may be extended for up to an additional two years at the request of certain of the selling stockholders) or (ii) when all of the shares offered by this prospectus can be sold under Rule 144 under the Securities Act or any other rule of similar effect in any three month period. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        On April 28, 2005, we entered into an engagement agreement with John Pimentel, one of our directors, to serve as an advisor to us with respect to business development and corporate strategy issues. The agreement provides that Mr. Pimentel will be nominated as a director during the term of the agreement. We agreed to pay Mr. Pimentel a monthly advisory fee of $15,000. The term of the agreement extends until December 31, 2007 and may be automatically extended for additional one-year periods.

        On April 28, 2005, we entered into an engagement agreement with Cagan McAfee Capital Partners, LLC ("CMCP") to serve as a financial advisor to us. Mr. Pimentel works with CMCP. The agreement provides that Mr. Pimentel will be nominated as a director during the term of the agreement so long as CMCP or its affiliates collectively own at least 500,000 shares of our capital stock. CMCP is paid a monthly advisory fee of $5,000. The term of this agreement extends until December 31, 2007 and may be automatically extended for additional one-year periods.

        On April 28, 2005, we entered into an engagement agreement with Chadbourn Securities, Inc., an NASD broker/dealer ("Chadbourn"), to serve us as a financial advisor and as placement agent in private equity and debt financings. Chadbourn is paid a cash fee equal to 1.0% of any debt financing to the extent Chadbourn assists in securing debt financing and a cash fee equal to 2.0% of any equity financing. In addition, if Chadbourn is an investor or raises funds for us directly from investors, it also receives a cash fee equal to 8% of gross equity proceeds and warrants equal to 10% of the shares purchased in such equity financings. The agreement expired on June 30, 2005.

      Chadbourn and Laird Q. Cagan, a registered representative of Chadbourn, acted as the placement agent (collectively, the "Placement Agent") for us in connection with the private placement of 3,923,370 shares of our common stock in 2004. In connection with those private placements, we paid the Placement Agent a commission of 8% of the price of all shares sold by it, or approximately $487,200. In addition, we paid the Placement Agent a non-accountable expense allowance (equal to 2% of the purchase price of the shares or approximately $90,000) and issued the Placement Agent, or its affiliates, warrants to purchase 392,337 of our common shares, at exercise prices between $1.00 and $2.50. Mr. Cagan is a significant shareholder of our company.

      We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

      We are authorized to issue 100,000,000 shares of $.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. As of July 15, 2005, we had 24,533,693 shares of common stock issued and outstanding and 4,075,600 shares of preferred stock issued and outstanding.

Common Stock

      The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors from funds legally available therefore. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of our shares of common stock. All shares of our common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

      Under our articles of incorporation, our board of directors has the power, without further action by the holders of our common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by our board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of our common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock.

      Series A Preferred Stock

      Pursuant to a private placement on April 28, 2005 and May 9, 2005, we issued a total of 4,075,600 shares of a newly created series of preferred stock, designated as "8% Series Cumulative Redeemable Convertible Participating Preferred Stock." The Series A Preferred has the following preferences:

      Dividends. Holders of Series A Preferred are entitled to receive cumulative dividends, payable quarterly in additional shares of Series A
Preferred, at the rate of 8% per annum. This dividend rate is subject to increase to 9% in the event we do not comply with certain registration rights provisions. The holders of the Series A Preferred are also entitled to fully participate in any dividends paid to the holders of our common stock on a common stock equivalent basis.

      Voting Rights. Each share of Series A Preferred is entitled to that number of votes equal to the number of whole shares of our common stock into which it is convertible. In addition, so long as at least 50% of the shares of Series A Preferred remain outstanding (but prior to the "Operational Date," generally defined as if and when our initial plant in Anaheim, California first generates total operating cash flow of at least $672,000 for any consecutive three month period), we are prohibited from taking certain actions without the approval of the holders of a majority of the outstanding shares of Series A Preferred, including, among other things, a sale of all or substantially all of our assets, a transfer or cancellation of our license from its technology licensor, the making of certain restricted payments, the incurrence of any indebtedness (subject to certain exceptions), or a change in our principal business. Except as provided by law, holders of our common stock and Series A Preferred otherwise vote together as a single class.

      Board Change of Control. In the event the Operational Date has not occurred by September 30, 2006, the holders of the Series A Preferred have the right to elect a majority of the members of our board of directors. This right would terminate, however, upon the first to occur of the Operational Date or the date on which less than 50% of the shares of Series A Preferred remain outstanding.

      Liquidation Rights. Upon any liquidation, dissolution or winding-up of our company (including a sale of our company), the holders of Series A Preferred have the right to receive $2.50 per share (plus accrued but unpaid dividends), prior to and in preference over any liquidation payment on our common stock or any other class of preferred stock. Following payment of the aforementioned liquidation preference, holders of the Series A Preferred are entitled to participate fully with the holders of our common stock on a common stock equivalent basis with respect to the distribution of any remaining assets.

      Redemption. The holders of a majority of the shares of Series A Preferred have the option to require us to redeem all outstanding shares of Series A Preferred on the five year anniversary of issuance at a redemption price equal to $2.50 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series A Preferred will automatically convert into shares of our common stock on such five-year anniversary, as described below.

      Mandatory Conversion. Each share of Series A Preferred will automatically convert into one share of our common stock (i) in the event we consummate an underwritten public offering of our securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of our company resulting in proceeds to the holders of Series A Preferred of a per share amount of at least $5.00, (iii) in the event that the closing market price of our common stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) at any time following the first to occur of September 30, 2006 or the Operational Date, upon the approval of a majority of the then-outstanding shares of Series A Preferred, or (v) unless we are otherwise obligated to redeem the shares as described above, on April 28, 2010.

      Optional Conversion. Each holder has the right to convert its shares Series A Preferred into shares of our common stock on a one-for-one basis, provided that no such conversion may take place prior to the first to occur of September 30, 2006 or the Operational Date.

Registration Rights

      Under the terms of the private placements that we completed in 2004 and 2005, we are required under certain conditions to register certain shares of our common stock and certain shares of our common stock that may be issued in the future upon exercise of the warrants that were acquired by the investors in those offerings.

      We are required to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the first anniversary of its effectiveness or until all of the registered shares have been sold, whichever comes first, except that we will be permitted to suspend the use of the registration statement during certain periods under certain circumstances. We also have agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part. We will bear all registration expenses, other than underwriting discounts and commissions.

Shares Eligible For Future Sale

      As of July 15, 2005, we had 24,533,693 shares of common stock issued and outstanding and 4,075,600 shares of preferred stock issued and outstanding.. That number does not include (i) the 2,000,000 shares that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, or (ii) the 1,869,067 shares and that may be issued upon the exercise of warrants, of which 1,359,783 are included in this prospectus.

      Freely  Tradeable  Shares  After  Offering.  As of  July  15,  2005,  only
1,200,817 of our 28,609,293 outstanding shares were free trading shares. However, upon the sale of the 6,339,373 currently outstanding shares covered by this prospectus, and the exercise and sale of the 1,359,783 warrant shares and the conversion and sale of the 4,075,600 preferred shares included in this prospectus, all of these 11,774,756 shares will also be freely tradable without restriction or limitation under the Securities Act. As a result, after the completion of this offering, assuming the exercise of warrants to purchase 1,359,783 and the conversion of the 4,075,600 included in this prospectus, there will be a total of 12,975,573 shares of our common stock that will be tradable without restriction under the Securities Act. Other than these 12,975,573 shares, the remaining approximately 15,633,720 shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

      Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one year, including persons who may be deemed our "affiliates," as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares (approximately 245,336 shares if the currently outstanding warrants and options are not exercised and the preferred stock is not converted, or approximately 286,092 shares if all options and warrants are exercised and all preferred is converted) or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any manner of sale or volume limitations under Rule 144.

      Of the 23,332,876 "restricted shares" currently outstanding, approximately 20,163,706 shares will become eligible for public resale under Rule 144 commencing on August 24, 2005. The sale, or availability for sale, of substantial amounts of our common stock could, in the future, adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning our company.

      Form S-8 Registration of Options. We intend to file a registration statement on Form S-8 covering the shares of our common stock that have been issued or reserved for issuance under our stock option plan, which would permit the resale of such shares in the public marketplace.

Transfer Agent

      Our transfer agent is U.S. Stock Transfer Corp.

                                     EXPERTS

      The financial statements for the quarter ended March 31, 2005 and the years ended December 31, 2004 have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Stonefield Josephson, Inc. dated February 4, 2005 and upon the authority of such firm as experts in auditing and accounting. The financial statements for the year ended December 31, 2003, and for the period June 18, 2002 (inception) to December 31, 2002, and for the period June 18, 2002 (inception) to December 31, 2002, included in this prospectus have been audited by Levitz, Zacks & Ciceric to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Levitz, Zacks & Ciceric dated April 5, 2004 and upon the authority of such firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information concerning us at the site located at http://www.sec.gov. This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the Commission under the Securities Act and to which reference is made.

                                    INDEX TO
                            FINANCIAL STATEMENTS FOR
                         WORLD WASTE TECHNOLOGIES, INC.


Report of Independent Registered Public Accounting Firm-
  Levitz, Zacks & Ciceric                                               F-2


Report of Independent Registered Public Accounting Firm:
  Stonefield Josephson                                                  F-3


Audited Financial Statements                                            F-4
    Balance Sheets                                                      F-4
    Statements of Operations                                            F-7
    Statement of Stockholders' Equity (Deficit)                         F-8
    Statement of Cash Flow                                              F-9
    Notes to Audited Financial Statements                              F-11

Unaudited Financial Statements                                         F-25
    Balance Sheets                                                     F-25
    Statement of Operations                                            F-26
    Statement of Stockholders' Equity (Deficit)                        F-27
    Statements of Cash Flow                                            F-28
    Notes to Unaudited Financial Statements                            F-30

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
WORLD WASTE TECHNOLOGIES, INC.
San Diego, California

      We have audited the accompanying consolidated balance sheet of World Waste Technologies, Inc. (formerly World Waste of America, Inc.) and Subsidiaries (a development stage company) as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2003, and for the period from June 18, 2002 (inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of World Waste Technologies, Inc. (formerly World Waste of America, Inc.) and Subsidiaries (a development stage company) as of December 31, 2003, and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 2003 and for the period from June 18, 2002 (inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred a net loss of $804,605 for 2003 and had an accumulated deficit of $1,231,494 as of December 31, 2003. These factors, among others, raise substantial doubt about its ability to continue as a going concern. However, management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ Levitz, Zacks & Ciceric
San Diego, California
April 5, 2004

                REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board Of Directors And Stockholders Of World Waste Technologies, Inc. San Diego, California

We have audited the accompanying balance sheet of World Waste Technologies, Inc. as of December 31, 2004 and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Waste Technologies, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. As discussed in Note 2, the Company has incurred significant net losses since its inception and has an accumulated deficit of $3,075,712 and expects to incur substantial additional costs and capital expenditures to complete the initial facility. The Company has not generated any revenues to date. The foregoing matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 2 of the accompanying financial statements. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ Stonefield Josephson
---------------------------------------
Stonefield Josephson
Santa Monica, California
February 4, 2005

                                     AUDITED
                                    FINANCIAL
                                   STATEMENTS

                         PART I - FINANCIAL INFORMATION

ITEM 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                 World Waste Technologies, Inc. and Subsidiaries

                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                           Consolidated Balance Sheet

                                                                    December 31    December 31
                                                                       2004           2003
                                                                    -----------    -----------
ASSETS:

Current assets:
     Cash                                                           $ 1,128,502    $   167,619
     Prepaid expenses                                                    94,203         19,085
     Note receivable                                                                    12,336
                                                                    -----------    -----------
Total current assets                                                  1,222,705        199,040

Fixed assets:
     Machinery and equipment, net of accumulated depreciation
        of $16,508                                                      539,401         28,674
     Deposits on equipment                                            3,417,959
     Construction in progress                                         1,041,509
                                                                    -----------    -----------
                                                                      4,998,869         28,674
Other assets:
     Deposit long-term                                                  114,278
     Patent license                                                     450,625        350,000
                                                                    -----------    -----------
     TOTAL ASSETS                                                   $ 6,786,477    $   577,714
                                                                    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):

LIABILITIES:

Current liabilities:
     Accounts payable                                               $ 1,380,791    $    12,500
     Accrued salaries payable                                           132,703        122,830
     Accrued litigation payable                                         122,500
     License fees payable                                                              167,500
     Other liabilities                                                  114,242        103,832
     Current portion of note payable                                      5,343          4,943
     Convertible promissory notes payable                                            1,177,000
                                                                    -----------    -----------
Total current liabilities                                             1,755,579      1,588,605
                                                                    -----------    -----------

Long term liabilities:
     Note payable, less current portion                                  17,025         22,367
                                                                    -----------    -----------
Total long term liabilities                                              17,025         22,367
                                                                    -----------    -----------
     TOTAL LIABILITIES                                                1,772,604      1,610,972
                                                                    -----------    -----------

STOCKHOLDERS' EQUITY (DEFICIT):

     Common stock - $.001 par value: 100,000,000 shares
        authorized, 22,725,190 and 9,100,000 shares issued and
        outstanding at December 31, 2004 and at December 31, 2003        22,725            100
     Additional paid-in-capital                                       8,696,860         73,136
     Common stock subscriptions                                                        125,000
     Deficit accumulated during development stage                    (3,705,712)    (1,231,494)
                                                                    -----------    -----------
     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                             5,013,873     (1,033,258)
                                                                    -----------    -----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 6,786,477    $   577,714
                                                                    ===========    ===========

                 World Waste Technologies, Inc. and Subsidiaries

                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                      Consolidated Statements of Operations

                                                                        June 18, 2002   June 18, 2002
                                             For the Year Ended        (inception) to   (Inception) to
                                         December 31,   December 31,    December 31,     December 31,
                                            2004            2003           2002 *          2004 *
                                        ------------    ------------    -------------   --------------
    REVENUE                             $         --    $         --    $         --    $         --
EXPENSES:

    Research and development                 284,587         208,829          23,910         517,326
    General and administrative:            2,124,436         532,450         322,680       2,976,566
                                        ------------    ------------    ------------    ------------
    Loss from operations                  (2,409,023)       (741,279)       (346,590)     (3,496,892)

    Interest expense                          65,195          63,326          12,773         141,293
                                        ------------    ------------    ------------    ------------
    Net loss before provision for
      Income taxes                        (2,474,218)       (804,605)       (359,363)     (3,638,185)

    Income taxes                                  --              --              --              --
                                        ------------    ------------    ------------    ------------

    Net loss                            $ (2,474,218)   $   (804,605)   $   (359,363)   $ (3,638,185)
                                        ============    ============    ============    ============

    Basic and diluted Net Loss per
      share                             $      (0.14)   $      (0.09)   $      (0.04)   $      (0.30)
                                        ============    ============    ============    ============
    Weighted average number of shares
      outstanding used in
      calculation                         17,104,555       9,100,000       9,100,000      12,301,822
                                        ============    ============    ============    ============

* Approximately $67,526 in Consulting and Travel expenses incurred prior to inception of the business on June 18, 2002 are not included.

                 World Waste Technologies, Inc. and Subsidiaries

                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
            Consolidated Statement of Stockholders' Equity (Deficit)

                                                                          Additional     Common Stock   Accumulated
                                               Shares       Dollars     Paid in Capital  Subscription    Deficit *        Total
                                           ------------   ------------  ---------------  ------------   ------------   ------------
Preformation expenses                                     $              $               $              $    (67,526)  $    (67,526)

Formation - June 18, 2002                     9,100,000            100         73,036                                        73,136

      Net Loss - 2002                                                                                       (359,363)      (359,363)
                                           ------------   ------------   ------------    ------------   ------------   ------------

December 31, 2002                             9,100,000            100         73,036              --       (426,889)      (353,753)

      Additional paid in capital                                                  100                                           100

      Common stock subscribed                                                                 125,000                       125,000

      Net loss - 2003                                                                                       (804,605)      (804,605)
                                           ------------   ------------   ------------    ------------   ------------   ------------
December 31, 2003                             9,100,000            100         73,136         125,000     (1,231,494)    (1,033,258)

      Merger with Waste Solutions, Inc.
                                              7,100,000             63          2,137                                         2,200
      Common stock subscriptions
                                                125,000              1        124,999       (125,000)                            --
      Common Stock and warrants net of
        offering cost prior to VPTI merger    3,045,206             31      3,952,321                                     3,952,352
      Shares cancelled                         (500,000)            (5)             5                                            --

      Warrants Issued                                                         175,191                                       175,191

      Merger with VPTI                        1,200,817         21,062        (21,062)                                           --
      Conversion of convertible
      Promissory notes payable                1,193,500             12      1,193,488                                     1,193,500
      Forgiveness of accrued interest
        on convertible promissory notes                                       135,327                                       135,327
      Common stock and warrants sold
        for cash, net of offering costs       1,460,667          1,461      2,865,462                                     2,866,923

      Amortization of stock options and
      warrants for services rendered                                          195,856                                       195,856

      Net Loss                                                                                            (2,474,218)    (2,474,218)
                                           ------------   ------------   ------------    ------------   ------------   ------------

December 31,2004                             22,725,190   $     22,725   $  8,696,860    $              $ (3,705,712)  $  5,013,873
                                           ============   ============   ============    ============   ============   ============

* Accumulated during development stage

                 World Waste Technologies, Inc. and Subsidiaries

                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flow

                                                                                       June 18, 2002        June 18, 2002
                                                     Twelve Month Ending               (inception) to        (Inception) to
                                            December 31, 2004   December 31, 2003     December 31, 2002    December 31, 2004*
                                            -----------------   -----------------     -----------------    ------------------
Cash Flow from operating activities:

      Net Loss                                 $(2,474,218)         $  (804,605)         $  (359,363)         $(3,638,186)
Adjustments to reconcile net loss to
  net cash used in operating activities:
      Depreciation                                   8,315                5,781                2,412               16,508
      Interest forgiveness                          62,295                                                         62,295
      Warrant issued for consulting                 74,566                                                         74,566
      Stock based compensation                     195,856                                                        195,856

Changes in operating assets and liabilities:

      Accounts payable                           1,368,290              (61,070)              73,570            1,380,790
      Accrued salaries                               9,873               64,535               58,296              132,704
      Accrued litigation settlement                122,500                                                        122,500
      Accrued other liabilities                      8,725               50,646               34,100               93,471
                                               -----------          -----------          -----------          -----------
      Net cash used in operating
        activities                                (623,798)            (744,713)            (190,985)          (1,559,496)
                                               -----------          -----------          -----------          -----------

Cash flows from investing activities:

      Construction in progress                  (1,041,509)                                                    (1,041,509)
      Deposits on equipment                     (3,417,959)                                                    (3,417,959)
      Purchase machinery and equipment            (519,042)                                   (4,000)            (523,042)
      Purchase of intangible                      (167,500)                                 (182,500)            (350,000)
      Note receivable                               12,336              (12,336)                                       --
      Deposit leases                              (114,278)                                                      (114,278)
                                               -----------          -----------          -----------          -----------
                                                (5,247,952)             (12,336)            (186,500)          (5,446,788)
                                               -----------          -----------          -----------          -----------
Cash flows from financing activities:

      Amounts due to employees                                          (10,256)              10,256
      Note payable on vehicle                       (5,342)              (4,573)                (984)             (10,899)
      Convertible promissory notes
        payable                                                         812,500              296,974
      Common stock subscription                                         125,000
      Warrants, common stock and
        additional paid in capital               6,837,975                  100               73,136            8,145,685
                                               -----------          -----------          -----------          -----------
                                                 6,832,633              922,771              379,382            8,134,786
                                               -----------          -----------          -----------          -----------
Net increase in cash                               960,883              165,722                1,897            1,128,502

Beginning cash                                     167,619                1,897                   --                  -0-
                                               -----------          -----------          -----------          -----------
Ending cash                                    $ 1,128,502          $   167,619          $     1,897          $ 1,128,502
                                               ===========          ===========          ===========          ===========

Interest paid                                  $     2,548          $     2,326          $       741          $     5,615

Income taxes paid                                       --                   --                   --                   --

Non-cash investing and financing
  activities:                                            0

* During 2002, the Company issued $67,526 of Convertible Promissory Notes payable for preformation funds received and expended prior to Inception.

The Company issued 125,000 shares of common stock in exchange for $125,000 in common stock subscriptions.

The Company issued warrants to purchase 315,354 shares of common stock to the placement agent for services rendered in connection with the fund raising effort.

The Company issued warrants to purchase 50,000 shares of common stock for consulting services.

The Company issued 1,193,500 shares of common stock upon conversion of the Convertible Promissory Notes payable and accrued interest.

The Company issued warrants to purchase 250,000 shares of its common stock for a modification to the technology license agreement.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2004

Note 1. DESCRIPTION OF BUSINESS

The accompanying Consolidated Financial Statements include the accounts of World Waste Technologies, Inc. (Formerly World Waste of America, Inc.) and its wholly owned subsidiaries World Waste of Anaheim, Inc., and World Waste of California, Inc. (collectively the "Company"). All significant inter-company accounts and transactions have been eliminated upon consolidation. World Waste Technologies, Inc. (WWTI), a California corporation, was formed on June 18, 2002 as World Waste of America, Inc. WWTI holds the United States license from Bio-Products International, Inc. with respect to patented technology developed at the University of Alabama at Huntsville, and other related intellectual property, which technology was designed to convert a large percent of municipal solid waste into a cellulose fiber containing material. It is anticipated that additional value will be realized through the capture of inorganic, recyclable materials such as aluminum, steel, and tin. The Company intends to generate revenue from receiving the waste (tipping fees) and from selling cellulose fiber and recyclable materials.

In March 2004, World Waste of America, Inc. (WWA), merged with a wholly-owned subsidiary of Waste Solutions, Inc. (WSI), a California corporation, and changed its name to World Waste Technologies, Inc. (WWTI). Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. Prior to the merger WSI had 7,100,000 shares of common stock outstanding and WWA had 9,100,000 shares of common stock outstanding. The merger was transacted by WSI issuing one of its shares for each share of WWA. After the merger there were 16,200,000 shares outstanding. The agreement was accounted for as a reverse merger of WWA, similar to a recapitalization, because the shareholders of WWA became the controlling shareholders of the entity after the exchange. Accordingly, for accounting purposes, the historical financial statements presented are those of WWA.

In March, 2004, WWTI entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into VPTI. VPTI is a publicly-traded company trading under the stock symbol VPTI.OB. VPTI is a shell corporation with no material operations. The merger with VPTI was completed on August 24, 2004. As part of the merger agreement, WWTI shareholders received 20,063,706 VPTI shares or approximately 95% of the outstanding shares of VPTI in exchange for 20,063,706 WWTI shares, or a one for one exchange. Upon completion of the Merger, VPTI changed its name to World Waste Technologies, Inc. As the shareholders of WWTI became the controlling shareholders of VPTI after the exchange, WWTI is treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of WWTI.

Note 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had a net loss for the year ended December 31, 2004 of $2,474,218 compared to a net loss of $804,605 for the twelve months ended December 31, 2003, and the Company had an accumulated deficit of $3,705,712 at December 31, 2004. The Company expects to incur substantial additional costs and capital expenditures to complete the initial facility and through the initial quarter of processing. The ability to complete and operate the facility is subject to the Company obtaining funding and/or obtaining equipment financing. If this funding is not obtained the Company may be unable to continue as a going concern for a reasonable period of time.

The Company intends to raise additional debt and/or equity financing to sustain its operations and to complete its capital expenditures, although there can be no assurance that it will be able to raise such funds on terms acceptable to the Company, or at all.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that the Company can meet its obligations.

Note 3. SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

                              Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since it has derived no revenues from its activities to date.

                                Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased, which are not securing any corporate obligations, to be cash equivalents. The Company has no cash equivalents at December 31, 2004.

                          Concentration of Credit Risk

The Company maintains its cash balances in a financial institution. Cash balances at the institution are insured by the Federal Deposit Insurance
Corporation up to $100,000. The Company has not experienced any losses in connection with such accounts.

                                  Fixed Assets

Machinery and Equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives, to commence when the asset is put in use. At December 31, 2004 the Company had issued purchase orders of $8,225,000 for plant equipment to be manufactured against which equipment costs of $486,000, construction in progress costs of $1,042,000 and deposits on equipment of $3,418,000 have been capitalized.

The Company has completed a substantial portion of the engineering process for the initial plant in Anaheim, California and plans to capitalize all costs directly associated with developing the plant throughout the remainder of construction. Construction is expected to be completed in the third quarter of 2005.

                                   Intangibles

Intangible assets are recorded at cost. At December 31, 2004 and December 31, 2003, the Company's only intangible asset was the License from Bio-Products for the patented technology and other related intellectual property. The Company will begin amortizing this intangible asset upon completion of the first facility on a straight-line basis over the remaining life of the License. The Company's policy regarding intangible assets is to review such intangible assets for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If the review indicates that intangible assets are not recoverable (i.e. the carrying amount is more than the future projected undiscounted cash flows), its carrying amount would be reduced to fair value. The Company carried no goodwill on its books at either December 31, 2004 or December 31, 2003. Further, during the year ended December 31, 2004 the Company had no material impairment to its intangible asset.

                            Research and Development

Research and development costs are charged to operations when incurred.

                                  Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, the Company records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment.

                                Segment Reporting

The Company currently operates in a single segment. In addition, financial results are prepared and reviewed by management as a single operating segment. The Company continually evaluates its operating activities and the method utilized by management to evaluate such activities and will report on a segment basis when appropriate to do so.

                              Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2004 the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the consolidated financial statements.

                       Fair Value of Financial Instruments

The carrying values of cash, note receivable, note payable, accounts payable and other accrued liabilities approximate fair value due to either their short-term nature or interest rates which approximate market rates.

                                Reclassification

Certain amounts for the year ended December 31, 2003 and 2002 have been reclassified to conform with the presentation of the December 31, 2004 amounts. These reclassifications have no effect on reported net loss.

                            Stock-Based Compensation

                   Employee and Director Options and Warrants

During the fourth quarter of 2004, the Company adopted SFAS No. 123 entitled, "Accounting for Stock-Based Compensation." Accordingly, the Company has expensed the compensation cost for the warrants issued based on the fair value at the warrant grant dates. The Company recognized expense in 2004 of $23,606 related to the value of options and warrants issued to employees and directors.

The fair value of these  warrants was  estimated at the dates of grant using the
Black-Scholes  option  valuation  model  with  the  following   weighted-average
assumptions:

                              For the Twelve Months Ended
                             -----------------------------
                             December 30,     December 30,
                                2004             2003
                             ------------     -----------
Risk-free interest rate           3.6%              --
Dividend yield                     --               --
Volatility                       26.4%              --


Weighted averaged expected life

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restriction and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's warrants issued to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                              Year ended, December 31, 2004
                                             --------------------------------------------------------
                                                            Average Exercise   Weighted Average Grant
                                               Number          Price                date fair value
                                              -------                          ----------------------
Outstanding at beginning of period                 --               --                    --
Granted during the period                     407,000          $  2.18               $  0.58
Vested during the period                           --               --                    --
Forfeited during the period                        --               --                    --
Outstanding at the end of the period          407,000          $  2.18               $  0.58


During the year ended December 31, 2004, the Company issued 250,000 warrants to officers of the Company. In addition, during the year ended December 31, 2004, the Company adopted the 2004 Incentive Stock Option Plan (Plan) with 2,000,000 shares available for grant. During 2004, the Company granted options to purchase 157,000 shares under the plan to an officer and to a director, leaving 1,843,000 shares available for grant as of December 31, 2004. Options are granted from time to time to officers and directors. Options granted to date from the plan have been at the market price on the date of the grant and vest over one to four years and are exercisable over a five to ten year period.

Non employment stock based compensation

During 2004, the Company issued the following warrants to purchase the Company's stock as payment for services rendered to the Company.



Number issued                                                          1,498,671

Weighted average grant date fair value                                 $    1.34

Average exercise price                                                 $     .77

Exercised during the period                                              510,333

Exercisable at end of period                                             988,338

Outstanding at the end of period                                         988,338

      These warrants were issued as follows:

            o The Company issued 392,338 warrants in exchange for services rendered to the placement agent (see note 7):

            o The Company issued 250,000 warrants in exchange for patent license rights (see note 4):

            o The Company issued 50,000 warrants in exchange for consulting services:

o The Company issued 481,333 warrants as part of the investment units for investments made in the Company (see note 7):

o 325,000 warrants were issued by Waste Solutions, Inc prior to the merger World Waste of America, Inc, for consulting services to be rendered after the announcement of a definitive agreement to merge with a publicly traded company. The right to purchase these shares were given in exchange for services to be rendered after the announcement of a definitive agreement to merge with a publicly traded company. The Company is amortizing the value of the warrants, $459,322, beginning March 25, 2004, the date the definitive agreement with VPTI was announced (see Note 1), over 24 months, the term of the consulting agreement. In addition to the warrants, Waste Solutions, Inc. in 2003, prior to the merger with World Waste of America in 2004, sold 900,000 shares to two consultants.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 provides for the calculation of basic and diluted earnings per share.

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible securities. Due to their anti-dilutive effect, common stock equivalents of 1,395,338 in 2004, 1,177,000 in 2003 and 364,500 in 2002 were not included in the calculation of diluted earnings per share.

New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (an interpretation of Accounting Research Bulletin
(ARB) No. 51, Consolidated Financial Statements). Interpretation 46 addresses consolidation by business enterprises of entities to which the usual condition of consolidation described in ARB-51 does not apply. The Interpretation changes the criteria by which one company includes another entity in its consolidated financial statements. The general requirement to consolidate under ARB-51 is based on the presumption that an enterprise's financial statements should include all of the entities in which it has a controlling financial interest (i.e., majority voting interest). Interpretation 46 requires a variable interest entity to be consolidated by a company that does not have a majority voting interest, but nevertheless, is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity.

In December 2003 the FASB concluded to revise certain elements of FIN 46, primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46, that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. In general, for all entities that were previously considered special purpose entities, FIN 46 should be applied in periods ending after December 15, 2003. Otherwise, FIN 46 is to be applied for registrants who file under Regulation SX in periods ending after March 15, 2004, and for registrants who file under Regulation SB, in periods ending after December 15, 2004. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.

In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." SAB 104 supersedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not impact the consolidated financial statements.

In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

In March 2004, the Financial Accounting Standards Board (FASB) approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements for certain investments are effective for annual periods ending after December 15, 2003, and for other investments such disclosure requirements are effective for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of EITF 03-1 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS
152)". The amendments made by Statement 152 amend FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. The Company adopted FASB Statement No. 123(R) in December 2004.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions--FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

Note 4. LICENSE AGREEMENT

On June 21, 2002, the Company entered into a U.S. technology license agreement with Bio-Products International, Inc., an Alabama corporation with respect to certain intellectual property and patented methods and processes. This agreement was amended on June 21, 2004. The technology was designed to provide for the processing and separation of material contained in Municipal Solid Waste (MSW). This unique process, treats MSW with a combination of time, temperature and steam pressure. Temperatures of several hundred degrees sterilize the material and the pressure, and agitation causes a pulping action. This combination is designed to result in a large volume reduction, yielding high-density, sterilized product that is ready for processing and/or market. The most recent patent includes the capturing of all Volatile Organic Compounds and was granted by the United States Patent and Trademark Office in October 2001.

The University of Alabama at Huntsville currently owns the patent for the Technology. This patent was licensed to Bio-Products International, Inc. ("Bio-Products") and this license was assigned to the Company for the United States. Bio-Products is required to continue to make certain payments to the University of Alabama at Huntsville to maintain exclusivity to the patent for the Technology.

The license extends for a period of 20 years from the effective date of the agreement. The agreement shall be automatically extended until the expiration date of the last patent issued to Bio-Products and/or the University of Alabama at Huntsville covering the Technology.

For the license, the Company paid a one-time fee during 2003 of $350,000, to be paid in several installments. The Company has recorded an intangible asset of $350,000 at December 31, 2003 and has recorded a payable for the outstanding balance of $167,500 at December 31, 2003. The final installment of $167,500 was paid in August 2004, two years after the signing of the agreement. The Patent License will be amortized over the remaining life of the license beginning when the plant is first operational.

During June, 2004, the Company issued warrants to purchase 250,000 shares of its common stock at $1.50 per share to the owners of Bio-Products in consideration for their assistance in obtaining certain modifications/ amendments to the license agreement. The fair value of the warrants of $100,625 was estimated at the date of grant using the option valuation model. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 4 years. The company recorded the $100,625 fair value of the warrants as an increase to the capitalized patent license.

In addition, the Company is obligated to pay a royalty for every ton of waste processed using the licensed technology as follows:

        Rate        Tons processed per day
        -----    ----------------------------

        $0.50         1         -       2,000

        $1.00     2,001         -      10,000

        $1.50    10,001                and up


In addition, the Company is obligated to pay a bonus to Bio-Products of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton for the cellulosic product produced from MSW, utilizing the Technology.

As additional consideration and for their experience and know-how regarding the Technology, the Company agreed to pay Bio-Products a monthly payment for technical services of ten thousand dollars ($10,000) per month from January, 2003 to April 2004 and twenty thousand dollars ($20,000) per month thereafter. As of December 31, 2004, all amounts have been paid.

Due to the proprietary nature of the vessel design utilized in the process, the Company also agreed that Bio-Products shall maintain the exclusive right of vessel manufacture, and the Company shall purchase all required process vessels exclusively from Bio-Products at a purchase price of cost plus 15%.

Note 5. SIGNIFICANT CONTRACT

In June 2003, the Company signed a 10-year contract, with options for three additional extensions of 5 years each, with Taormina Industries, LLC, a wholly-owned division of Republic Services, Inc., whereby TI will deliver waste to the Company for processing at its initial facility which will be located on the campus of TI in Anaheim, CA and will be capable of processing 500 tons per day. The second phase calls for the Company to build a 2,000 ton per day plant in the Orange County area. It is estimated that the initial facility will cost the Company approximately $12.5 million and is projected to be completed in the third quarter of 2005, if the Company is successful in raising the necessary funds. It is estimated that the second phase will cost the Company approximately $45 million, excluding land and building, and is projected to be completed in mid 2006, if the Company is successful in raising the necessary funds. The agreement also grants TI a right of first refusal for an additional 10 counties throughout California where TI has operations. Under the terms of this first contract, TI will pay a per ton tipping fee to the Company. The ultimate success of the Company is highly dependent on the ability of both parties to the contract to fulfill their obligations, of which there can be no assurance.

Effective July 26, 2004, the Company entered into a ten-year operating lease agreement, with options for three additional extensions of 5 years each, with Taormina Industries, LLC for the site of the Company's initial processing facility. The lease requires monthly rent of $15,900. The Company paid the lessor $95,400 upon execution of the lease representing prepaid rent of $63,600 and a $31,800 security deposit. The Company will also be required to lease facilities to complete the second phase of the contract.

Note 6. CONVERTIBLE PROMISSORY NOTES PAYABLE, NET

Convertible Promissory Notes Payable were convertible into common stock of World Waste of Anaheim, Inc. until 90 days after the first plant is fully operational. The number of shares shall be equal in value to the outstanding balance of the note and shall constitute 0.01% ownership in World Waste of Anaheim, Inc. for each $1,000 of the Note Payable. The Notes accrue interest at eight percent (8%) per annum. Unconverted promissory notes payable plus accrued interest is due and payable December 31, 2004. The Notes also have piggyback registration rights and are convertible into the Company's Common Stock at $1.00 per share in the event the Company becomes a public entity. All notes were converted to Common Stock of the Company at the time of the merger with VPTI in August 2004 and all accrued interest of $135,327 was forgiven and credited to Additional Paid in Capital.

Note 7. INCOME TAXES

                                  Income Taxes

The components of the income tax (expense) benefit for the fiscal years ended December 31, 2004 and 2003, and for the period from June 18, 2002 (Inception) to December 31, 2002 and for the period from June 18, 2002 (Inception) to December 31, 2004, are as follows:

                                                             June 18,
                                                              2002 to        June 18, 2002
                             December 31,    December 31,    December 31,    to December 31,
                                2004           2003             2002            2004
                             -----------     -----------     -----------     ---------------
Federal (expense) benefit:

Current                               0               0               0               0

Deferred                        745,151         250,199         132,311       1,127,661

Valuation allowance            (745,151)       (250,199)       (132,311)     (1,127,661)

State (expense) benefit:

Current                               0               0               0               0

Deferred                        212,294          71,127          37,737         321,158

Valuation allowance            (212,294)        (71,127)        (37,737)       (321,158)
                               --------        --------        --------      ----------
Total income tax (expense)
Current                               0               0               0               0
                               ========         =======        ========      ==========

The income tax (expense) benefit differs from the federal statutory rate because of the effect of the following items for the fiscal years ended December 31, 2004 and 2003, and for the period from June 18, 2002 (Inception) to December 31, 2002 and for the period from June 18, 2002 (Inception) to December 31, 2004:

                                                                  June 18,
                                                                   2002 to       June 18, 2002
                                  December 31,   December 31,    December 31,    to December 31,
                                      2004           2003           2002              2004
                                  ------------   ------------    ------------    ---------------
Statutory rate                        34.0%          34.0%         34.0%            34.0%

State income taxes, net of
federal benefit                        5.6%           5.6%          6.9%             5.7%

Start-up costs                         0.0%           0.0%          6.4%             0.6%

Non-deductible items                  -0.9%           0.0%          0.0%            -0.7%

Change in valuation allowance        -38.7%         -39.6%        -47.3%           -39.6%
                                    ------         ------        ------           ------

Effective tax (expense)
benefit rate                           0.0%           0.0%          0.0%             0.0%
                                    ======         ======        ======           ======


Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes, as well as available tax credits.

The tax effected temporary differences and credit carryforwards comprising the Company's deferred income taxes as of December 31, 2004, 2003, and June 18, 2002 (inception) to December 31, 2004 are as follows:

                                                                            June 18,
                                                                             2002
                                                                          (inception)
                                    December 31,       December 31,       to December
                                        2004               2003            31, 2002
                                   ---------------    ---------------    --------------
State taxes                           (108,378)           (36,198)           (12,831)

Capitalized Start-up costs             674,616            527,572            182,879

Reserves not currently
deductible                              87,691                  0                  0

Deferred compensation                   66,963                  0                  0

Net operating losses                   727,927                  0                  0

Valuation Allowance                 -1,448,819           -491,374           -170,048
                                    ----------           --------           --------

Net deferred income tax asset                0                  0                  0
                                      ==========         ========           ========

The Company has recorded a valuation allowance in the amount set forth above for certain deferred tax assets where it is more likely than not the Company will not realize future tax benefits related to these items. The net changes in the valuation allowance for the fiscal years ended December 31, 2004, 2003, and June 18, 2002 (inception) to December 31, 2002 and for the period from June 18, 2002 (Inception) through December 31, 2004 were $957,445, $321,326, $170,048, and
$1,448,819, respectively.

As of December 31, 2004, the Company has federal and state net operating loss carryforwards available to offset future taxable income of approximately $1,699,670 and $1,697,270 respectively. These federal and state net operating loss carryforwards expire in 2024 and 2014, respectively.

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of NOLs in the event of an "ownership change" (as defined in the Internal Revenue Code) of a corporation. The NOLs attributable to Voice Powered Technology International before its merger with World Waste of America, Inc. are almost completely limited according to these provisions. As such, the Company has not included them in this analysis.

Note 8. SHAREHOLDERS' EQUITY

Prior to the merger with WSI, WSI received $750,000 for the issuance of a promissory note and obtained a commitment for an additional $250,000. The investor also received a warrant for the purchase of 133,333 shares of common stock for $0.01 per share in connection with these additional funds. These warrants were exercised in March of 2004. After the merger, the promissory note was exchanged for 500,000 shares of common stock in WWTI. In April, the Company received the additional $250,000 for the purchase of additional 166,667 shares of common stock. The relative fair value allocated to the warrant was $166,667 using the Black-Scholes calculation. The value of the warrant was estimated using the Black Scholes option pricing model with the following assumptions: average risk free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 4 years.

Prior to the merger with VPTI, 500,000 shares of common stock were contributed to the Company by the founder in connection with an agreement in which the founder sold approximately 1,000,000 other shares of common stock to accredited investors in a private sale.

During the second and third quarters ended June 30, 2004 and September 30, 2004 respectively, the Company obtained through a private placement an additional $3,093,910 for 2,311,872 shares of common stock net of fees paid of $273,890 (2,245,206 shares prior to the merger with VPTI on August 24, 2004.) Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement to register within ninety days of completion of the completion of the Merger, August 23, 2004, and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable. As of February 21, 2005, the Company has not filed a registration statement to register these shares.

During July 2004, the Company issued a warrant to a consultant for the purchase of 50,000 shares at an exercise price of $0.01 per share in consideration for investment banking, financial structuring and advisory services provided. The fair value of the warrant was $74,567. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 4 years. The fair value of the warrant was expensed during the year ended December 31, 2004. The warrants were exercised in September 2004.

As discussed above, effective August 24, 2004, WWTI was merged into VPTI. Prior to the merger with VPTI, the holders of the Convertible Promissory Notes Payable converted these notes into 1,193,500 shares of common stock of WWTI.

Subsequent to the merger with VPTI, during the third and fourth quarters of the year ended December 31, 2004, in connection with a private placement of securities, the Company sold 1,192,000 units; each unit comprised of one (1) share of common stock in the Company and warrants exercisable for 0.25 shares (298,000 shares) of common stock of the Company at $0.01 per share for 5 years. The fair value of the warrants was $742,153. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 1 to 4 years. The consideration paid for the units was $2.50 per unit, for an aggregate net proceeds to the Company of $1,879,770. As of December 31, 2004, 152,000 of these warrants had been exercised for net proceeds of $1,520. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement to register within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable. As of March 15, 2005 the private placement was not complete.

Note 9. NOTE PAYABLE

                      Note payable is comprised as follows:

                                                     December 31,   December 31,
                                                        2004           2003
                                                     ------------   ------------
Note Payable, monthly installments of $575, with
interest at 7.8%, secured by a vehicle                 $22,368       $27,310

Less: Current portion                                    5,343         4,943
                                                       -------       -------
                                                       $17,025       $22,367
                                                       =======       =======


The following is a summary of principal maturities of the Note Payable for years ending December 31:

                                 2005   $ 5,343

                                 2006     5,774

                                 2007     6,241

                                 2008     5,010
                                        -------
                                        $22,368
                                        =======

During the first quarter of 2005, the note was paid in full.

Note 10. COMMITMENT AND CONTINGENCIES

As of December 31, 2004, the Company has entered into equipment and engineering purchase commitments related to start-up of the initial phase of the Taormina Agreement of $8,225,000 against which payments have been made of approximately $3.6 million.

The Company and its subsidiaries and officers of the Company were named defendants in a lawsuit alleging breach of contract, fraud, and misrepresentation related to the breach of a residential real estate lease and a potentially "detachable" warrant. On October 5, 2004, the Company entered into an agreement to settle the litigation. Pursuant to the settlement, the Company has agreed to pay $150,000 by December 2005, which is accrued as of September, 2004. The plaintiff has agreed to dismiss all claims with prejudice.

In March, 2004, the Company entered into a lease for office space in San Diego, CA. The lease term is for two years commencing April 1, 2004. Annual rent is $54,943 for year one and $56,634 for year two.

In July 2004, the Company entered into a lease for the processing facility in Anaheim, CA. The lease term is for 10 years commencing July 1, 2004, with three five year options for a total of twenty-five years. The monthly base rent of $15,900 adjusts annually based on the Consumer Price Index of Orange County.

Minimum lease payments for these operating leases for the years ending December 31 are:

                      2005               $247,011

                      2006               $204,959

                      2007               $190,800

                      2008               $190,800

                      2009               $190,800

                Thereafter               $874,500


Note 11. RELATED PARTY TRANSACTIONS

In December 2003, the Company entered into an agreement, amended in March 2004, with Cagan McAfee Capital Partners, LLC ("CMCP"). The agreement provides for CMCP to provide advisory and consulting services and for NASD broker dealer, Chadbourn Securities Inc. ("Chadbourn"), to provide investment banking services to the Company.

The agreement calls for, among other things, the Company to pay to CMCP a monthly advisory fee of $15,000, increased to $20,000 beginning in September 2004. The total professional fees paid to CMCP for the year ended December 31, 2004 for advisory services was $200,000. John Pimentel, a member or our Board of Directors, is a director of CMCP.

Chadbourn and Laird Q. Cagan, a registered representative of Chadbourn, acted as the placement agent (collectively, the "Placement Agent") for us in connection with the private placement of 3,923,370 shares of our common stock in 2004. In connection with those private placements, we paid the Placement Agent a commission of 8% of the price of all shares sold by it, or approximately $487,200. In addition, we paid the Placement Agent a non-accountable expense allowance (equal to 2% of the purchase price of the shares or approximately $90,000) and issued the Placement Agent, or its affiliates, warrants to purchase 392,337 of our common shares, at exercise prices between $1.00 and $2.50.

The values of the warrants were estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 4 years.

Note 12. EMPLOYMENT CONTRACTS

The Company entered into employment contracts with three members of its senior executive management. The employment contracts have a term of five years and expire on December 31, 2007, January 17, 2008 and February 28, 2009. The executives may only be terminated for cause. The employment contracts cover the executives' duties and annual salaries. Total salaries for the three contracts are $501,000 for 2004 and $651,000 for 2005. Increases are at the discretion of the Board of Directors.

Note 13. SUBSEQUENT EVENTS

Since December 31, 2004, in connection with the private placements of unregistered securities, the Company has raised gross proceeds of $3,387,000 by issuing 1,354,800 shares of common stock at a purchase price of $2.50 and issued warrants to purchase 338,700 shares. The warrants expire five years after the date of the sale of the shares and are exercisable at $0.01 per share, subject to adjustment.

We also entered into subscription agreements, warrant agreements and registration rights agreement with the accredited investors that purchased the shares in the above referenced private placements. Under the registration rights agreement, we agreed to register sales by these investors and their transferees of the shares, under the Securities Act of 1933, as amended. WWT has agreed to bear all registration expenses if these registration rights are exercised, other than the fees of more than one legal counsel to the holders, legal fees in excess of $10,000, and any underwriting fees, discounts and commissions, all of which expenses will be borne by the holders. These registration rights terminate as to a holder's shares when that holder is able to sell those shares in a three month period pursuant to Rule 144 of the Securities Act of 1933.

Note 14. PRO FORMA DISCLOSURES (UNAUDITED)

VPTI had immaterial assets and liabilities as of September 30, 2004 and December 31, 2003 and immaterial revenue and expenses for the nine month periods ended September 30, 2004 and 2003. Waste Solutions, Inc. had immaterial assets and liabilities as of December 31, 2003 and immaterial revenues and expenses for the six month period ended June 30, 2003. Consequently, pro forma condensed financial information for the Company and VPTI combined, as of September 30, 2004 and December 31, 2003, and for the nine month periods ended September 30, 2004 and 2003 would be substantially the same as that reported in the accompanying consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                           Consolidated Balance Sheets

                                                                             March 31,     December 31
                                                                               2005            2004
                                                                           ------------    ------------
                                                                            (Unaudited)
ASSETS:
Current Assets:
     Cash                                                                  $  1,681,941    $  1,128,502
     Prepaid Expenses                                                            70,385          94,203
                                                                           ------------    ------------
Total Current Assets                                                          1,752,326       1,222,705
                                                                           ------------    ------------
Fixed Assets:
     Machinery and Equipment, net of accumulated depreciation
        of $20,681 and $16,508 at March 31, 2005
        and December 31, 2004                                                 3,786,628         539,401
     Deposits on Equipment                                                    2,378,566       3,417,959
     Construction in Progress                                                 2,040,066       1,041,509
                                                                           ------------    ------------
Total Fixed Assets                                                            8,205,260       4,998,869
Other Assets:
     Deposit long-term                                                          114,278         114,278
     Patent License                                                             450,625         450,625
                                                                           ------------    ------------
     TOTAL ASSETS                                                          $ 10,522,489    $  6,786,477
                                                                           ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Current Liabilities:
     Accounts Payable                                                      $  2,413,735    $  1,380,791
     Accrued Salaries Payable                                                   193,606         132,703
     Accrued Litigation Payable                                                 115,000         122,500
     Other Liabilities                                                          353,068         114,242
     Current portion of Note Payable                                               --             5,343
                                                                           ------------    ------------
Total Current Liabilities                                                     3,075,409       1,755,579
                                                                           ------------    ------------
Long Term Liabilities:
     Note Payable, less current portion                                                          17,025
                                                                           ------------    ------------
Total Long Term Liabilities                                                        --            17,025
                                                                           ------------    ------------
     TOTAL LIABILITIES                                                        3,075,409       1,772,604
                                                                           ------------    ------------
STOCKHOLDERS' EQUITY:
     Common Stock - $.001 par value: 100,000,000 shares
     authorized, 24,418,690 and 22,725,190 shares issued and outstanding
     at March 31, 2005 and at December 31, 2004                                  24,418          22,725
     Additional Paid-in-Capital                                              11,832,356       8,696,860
     Deficit Accumulated during development stage                            (4,409,694)     (3,705,712)
                                                                           ------------    ------------
     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                     7,447,080       5,013,873
                                                                           ------------    ------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 10,522,489    $  6,786,477
                                                                           ============    ============

See accompanying notes to consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                 Unaudited Consolidated Statements of Operations

                                                     For the 3 Months Ended
                                                  ---------------------------      June 18, 2002
                                                    March 31,       March 31,     (Inception) to
                                                      2005            2004        March 31, 2005*
                                                  ------------    -----------     ---------------
GROSS REVENUE:

EXPENSES:                                         $               $               $
      Research and Development                         (62,250)        (44,809)          (579,576)
      General and Administrative:                     (640,784)       (463,485)        (3,620,350)
                                                  ------------    ------------    ---------------
      Loss from Operations                            (703,034)       (508,294)        (4,199,926)
                                                  ------------    ------------    ---------------
      Interest Expense                                    (948)        (24,290)          (142,241)
                                                  ------------    ------------    ---------------
      Net Loss before provision for Income Tax    $   (703,982)   $   (532,584)   $    (4,342,167)
                                                  ------------    ------------    ---------------
      Income Taxes                                $          -    $          -    $             -
                                                  ------------    ------------    ---------------
      Net Loss                                    $   (703,982)   $   (532,584)   $    (4,342,167)
                                                  ============    ============    ===============
      Basic and diluted Net Loss per share        $      (0.03)   $      (0.05)   $         (0.33)
                                                  ============    ============    ===============
      Weighted average number of shares
      outstanding used in calculation               23,405,023       9,700,833         13,311,204
                                                  ============    ============    ===============


* Approximately $67,526 in Consulting and Travel expenses incurred prior to inception of the business on June 18, 2002 are not included.

See accompanying notes to consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
            Consolidated Statement of Stockholders' Equity (Deficit)

                                                                          Additional
                                                                           Paid in      Common Stock   Accumulated
                                             Shares          Dollars        Capital     Subscription     Deficit *         Total
                                          -----------------------------------------------------------------------------------------
                                          $               $              $              $              $               $
Preformation Expenses                                                                                       (67,526)        (67,526)

Formation - June 18, 2002                    9,100,000             100         73,036                                        73,136

    Net Loss - 2002                                                                                        (359,363)       (359,363)
                                          -----------------------------------------------------------------------------------------

December 31, 2002                            9,100,000             100         73,036                      (426,889)       (353,753)

    Additional Paid in Capital                                                    100                                           100
    Common Stock Subscribed                                                                  125,000                        125,000
    Net Loss - 2003                                                                                        (804,605)       (804,605)

                                          -----------------------------------------------------------------------------------------
December 31, 2003                            9,100,000             100         73,136        125,000     (1,231,494)     (1,033,258)

    Merger with Waste Solutions, Inc.        7,100,000              63          2,137                                         2,200
    Common Stock Subscriptions                 125,000               1        124,999       (125,000)
    Common Stock and warrants net of
    offering cost prior to VPTI merger       3,045,206              31      3,952,321                                     3,952,352

    Shares cancelled                          (500,000)             (5)             5
    Warrants Issued                                                           175,191                                       175,191
    Merger with VPTI                         1,200,817          21,062        (21,062)

    Conversion of Promissory Notes           1,193,500              12      1,193,488                                     1,193,500
    Accrued Interest on Notes Forgiven                                        135,327                                       135,327
    Common Stock and warrants exercised
    net of offering cost                     1,460,667           1,461      2,865,462                                     2,866,923
    Amortization of stock options and
    warrants issued for services                                              195,856                                       195,856
    Net Loss -2004                                                                                       (2,474,218)     (2,474,218)
                                          -----------------------------------------------------------------------------------------
December 31,2004                            22,725,190    $     22,725   $  8,696,860   $       --     $ (3,705,712)   $  5,013,873

    Common Stock and warrants exercised
    net of offering cost (unaudited)         1,693,500           1,693      3,059,744                                     3,061,437
    Amortization of stock options and
    warrants issued for services (unaudited)                                   75,752                                        75,752
    Net Loss -March 2005 (unaudited)                                                                       (703,982)       (703,982)
                                          -----------------------------------------------------------------------------------------
March 31, 2005 (Unaudited)                  24,418,690    $     24,418   $ 11,832,356   $       --     $ (4,409,694)   $  7,447,080
                                          =========================================================================================

* Approximately $67,526 in Consulting and Travel expenses incurred prior to inception of the business on June 18, 2002 are not included.

See accompanying notes to consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                          (A Development Stage Company)
                 Unaudited Consolidated Statements of Cash Flow

                                                                                               June 18, 2002
                                                  Three Months Ending   Three Months Ending    (Inception) to
                                                    March 31, 2005         March 31, 2004      March 31, 2005
                                                 --------------------   -------------------    --------------
Cash Flow from Operating Activities:             $                      $                      $
      Net Loss                                              (703,982)              (532,584)       (4,342,167)
 Adjustments to reconcile net loss to net
   cash used in Operating activities:
      Depreciation                                             4,173                  1,535            20,681
      Interest Forgiveness                                                                            135,327
      Warrant Issued for Consulting                                                                    74,566
      Employee and Investor Relations Warrants                75,752                                  271,608
Changes in operating assets and liabilities:
      Prepaid Expenses                                        23,818                (33,369)          (70,385)
      Accounts Payable                                        36,176                 49,979           150,905
      Accrued Salaries                                        60,903                (61,690)          193,606
      Accrued Interest                                                               23,414
      Accrued Litigation Settlement                           (7,500)               150,000           115,000
      Accrued Other Liabilities                                  726                 49,985           353,068
                                                 -------------------    -------------------    --------------
      Net Cash used in Operating Activities                 (509,934)              (352,730)       (3,097,791)
                                                 -------------------    -------------------    --------------
 Cash flows from investing activities:
      Construction in Progress                              (855,815)               (13,496)       (1,488,883)
      Deposits on Equipment                               (1,119,881)                              (1,079,002)
      Purchase of Machinery & Equipment                                                            (3,395,228)
      Purchase of Intangible Assets                                                                  (350,000)
      Deposit Leases                                                                                 (114,278)
                                                 -------------------    -------------------    --------------
      Net cash used in Investing Activities               (1,975,696)               (13,496)       (6,427,391)
                                                 -------------------    -------------------    --------------
 Cash flows from financing activities:
      Note Payable on Vehicle                                (22,368)                (1,200)
      Convertible Promissory notes                                                   16,500
      Proceeds from common stock and
      warrants exercised, net of offering cost             3,061,437                653,533        11,207,123
                                                 -------------------    -------------------    --------------
      Net cash provided by financing activities            3,039,069                668,833        11,207,123
                                                 -------------------    -------------------    --------------
 Net Increase in Cash
                                                             553,439                302,607         1,681,941
 Beginning Cash                                            1,128,502                167,619
                                                 -------------------    -------------------    --------------
 Ending Cash                                     $         1,681,941    $           470,226    $    1,681,941
                                                 ===================    ===================    ==============
 Interest Paid
                                                 $               948    $               525    $        6,563
 Income Taxes Paid                                              --                     --                --
                                                 ===================    ===================    ==============

Non-Cash Investing and Financing Activities:

During 2002, the Company issued $67,526 of Convertible Promissory Notes payable for preformation funds received and expended prior to Inception.

-During the first quarter of 2004, the Company issued 125,000 shares of common stock in exchange for $125,000 in common stock subscriptions.

- During 2004 and 2005, the Company issued warrants to purchase 561,687 shares of common stock to the placement agent for services rendered in connection with the fund raising effort.

- During the second quarter of 2004, the Company issued warrants to purchase 50,000 shares of common stock for consulting services.

-During the third quarter of 2004, the Company issued 1,193,500 shares of common stock upon conversion of the Convertible Promissory Notes payable and accrued interest.

- During the second quarter of 2004, the Company issued warrants to purchase 250,000 shares of its common stock for a modification to the technology license agreement.

- During the first quarter of 2005, the Company transferred $2,601,337 from deposits on equipment to machinery and equipment upon delivery of the machinery and equipment.

See accompanying notes to consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)

              UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 2005

Note 1. DESCRIPTION OF BUSINESS

The accompanying Consolidated Financial Statements include the accounts of World Waste Technologies, Inc. (formerly World Waste of America, Inc.) and its wholly owned subsidiaries World Waste of Anaheim, Inc., and World Waste of California, Inc. (collectively the "Company"). All significant inter-company accounts and transactions have been eliminated upon consolidation. World Waste Technologies, Inc. (WWTI), a California corporation, was formed on June 18, 2002 as World Waste of America, Inc. WWTI holds the United States license from Bio-Products International, Inc. with respect to patented technology developed at the University of Alabama in Huntsville, and other related intellectual property, which technology was designed to convert a large percent of municipal solid waste into a cellulose fiber containing material. It is anticipated that additional value will be realized through the capture of inorganic, recyclable materials such as aluminum, steel, and tin. The Company's plan is to generate revenue from receiving the waste (tipping fees) and from selling cellulose fiber and recyclable materials.

In March 2004, World Waste of America, Inc. (WWA), merged with a wholly-owned subsidiary of Waste Solutions, Inc. (WSI), a California corporation, and changed its name to World Waste Technologies, Inc. (WWTI). Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. Prior to this merger WSI had 7,100,000 shares of common stock outstanding and WWA had 9,100,000 shares of common stock outstanding. This merger was transacted by WSI issuing one of its shares for each share of WWA. After the merger there were 16,200,000 shares outstanding. The transition was accounted for as a reverse merger of WWA, similar to a recapitalization, because the shareholders of WWA became the controlling shareholders of the entity after the exchange. Accordingly, for accounting purposes, the historical financial statements of WWTI presented are those of WWA.

In March, 2004, WWTI entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into VPTI. VPTI was a publicly-traded company trading under the stock symbol VPTI.OB. VPTI was a shell corporation with no material operations. The merger with VPTI was completed on August 24, 2004. As part of the merger agreement, WWTI shareholders received 20,063,706 VPTI shares or approximately 95% of the outstanding shares of VPTI in exchange for 20,063,706 WWTI shares, or a one-for-one exchange. Upon completion of the Merger, VPTI changed its name to World Waste Technologies, Inc. As the shareholders of WWTI became the controlling shareholders of VPTI after the exchange, WWTI is treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of WWTI.

Note 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had a net loss for the quarter ended March 31, 2005 of $703,982 compared to a net loss of $532,584 for the quarter ended March 31, 2004, and the Company had an accumulated deficit of $4,409,694 at March 31, 2005. The Company expects to incur substantial additional costs and capital expenditures to complete its initial facility and through the initial quarter of processing. The ability to complete and operate the facility is subject to the Company obtaining funding and/or obtaining equipment financing. If this funding is not obtained the Company may be unable to continue as a going concern for a reasonable period of time.

The Company intends to raise additional debt and/or equity financing to sustain its operations and to complete its capital expenditures, although there can be no assurance that it will be able to raise such funds on terms acceptable to the Company, or at all. See Note 13 for discussion of the status of the fund raising activities.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that the Company can meet its obligations.

Note 3 - Accounting policies
Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since it has derived no revenues from its activities to date.

Interim Financial Statements

The accompanying consolidated financial statements include all adjustments (consisting of only normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results to be expected for a full year. The consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2004, included in the Company's Form 10-KSB filed March 31, 2005.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fixed Assets

Machinery and Equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives, to commence when the asset is put in use. At March 31, 2005 the Company had issued purchase orders of $9.6 million for plant equipment to be manufactured against which machinery and equipment costs of $3,807,309, construction in progress costs of $2,040,066 and deposits on equipment of $2,387,566 have been capitalized.

The Company has completed a substantial portion of the engineering process for the initial plant in Anaheim, California and is currently installing the equipment, and plans to capitalize all costs directly associated with developing the plant throughout the remainder of construction. Construction is expected to be completed in the third quarter of 2005, although no assurance can be given that such construction will be completed by such time or at all.

Reclassification

Certain amounts for the year ended December 31, 2004 and the quarter ended March 31, 2004 have been reclassified to conform with the presentation of the March 31, 2005 amounts. These reclassifications have no effect on reported net loss.

Stock-Based Compensation

                   Employee and Director Options and Warrants

During the fourth quarter of 2004, the Company adopted SFAS No. 123 entitled, "Accounting for Stock-Based Compensation." Accordingly, the Company has expensed the compensation cost for the warrants issued based on the fair value at the warrant grant dates. There were no stock based grants to officers or directors during the quarter ended March 31, 2005. The Company recognized expense for the quarter ended March 31, 2005 of $18,331 related to the amortization over their vesting period of the value of options and warrants issued to employees and directors in 2004. There were no employee or director stock based grants made during the quarter ended March 31, 2004.

During the year ended December 31, 2004, the Company issued 250,000 warrants to officers of the Company. In addition, during the year ended December 31, 2004, the Company adopted the 2004 Incentive Stock Option Plan (Plan) with 2,000,000 shares available for grant. During 2004, the Company granted options to purchase 157,000 shares under the plan to an employee and to a director, leaving 1,843,000 shares available for grant as of December 31, 2004. There were no options granted to employees or directors during the quarter ended March 31, 2005, leaving 1,843,000 shares available for grant as of March 31, 2005. Options are granted from time to time to officers, directors and consultants. Options granted to date from the plan have been at the market price on the date of the grant and vest over one to four years and are exercisable over a five to ten year period.

Non employment stock based compensation

The activity related to non-employment warrants during the quarter ended March 31, 2005 is summarized as follows:

Outstanding at December 31, 2004                                         988,338

Number issued during the quarter ended March 31, 2005                    508,050

Weighted average grant date fair value                                 $    1.85

Average exercise price                                                 $     .84

Exercised during the period                                              338,700

Exercisable at March 31, 2005                                          1,157,688

Outstanding at March 31, 2005                                          1,157,688


The warrants issued during the quarter ended March 31, 2005 were as follows:

o The Company issued 338,700 warrants at $0.01 as part of the investment units for investments made in the Company (see note 8):

o The Company issued 169,350 warrants at $2.50 to the placement agent in exchange for services rendered (see note 10).

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible securities. Due to their anti-dilutive effect, common stock equivalents of 1,564,688 at March 31, 2005 and 1,456,000 at March 31, 2004 were not included in the calculation of diluted earnings per share.

New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (an interpretation of Accounting Research Bulletin
(ARB) No. 51, Consolidated Financial Statements). Interpretation 46 addresses consolidation by business enterprises of entities to which the usual condition of consolidation described in ARB-51 does not apply. The Interpretation changes the criteria by which one company includes another entity in its consolidated financial statements. The general requirement to consolidate under ARB-51 is based on the presumption that an enterprise's financial statements should include all of the entities in which it has a controlling financial interest (i.e., majority voting interest). Interpretation 46 requires a variable interest entity to be consolidated by a company that does not have a majority voting interest, but nevertheless, is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity.

In December 2003 the FASB concluded to revise certain elements of FIN 46, primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46, that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. In general, for all entities that were previously considered special purpose entities, FIN 46 should be applied in periods ending after December 15, 2003. Otherwise, FIN 46 is to be applied for registrants who file under Regulation SX in periods ending after March 15, 2004, and for registrants who file under Regulation SB, in periods ending after December 15, 2004. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.

In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." SAB 104 supersedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not impact the consolidated financial statements.

In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

In March 2004, the Financial Accounting Standards Board (FASB) approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements for certain investments are effective for annual periods ending after December 15, 2003, and for other investments such disclosure requirements are effective for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of EITF 03-1 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS
152)". The amendments made by Statement 152 amend FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. The Company adopted FASB Statement No. 123(R) in December 2004.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions--FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

Note 4. LICENSE AGREEMENT

On June 21, 2002, the Company entered into a U.S. technology license agreement with Bio-Products International, Inc., an Alabama corporation with respect to certain intellectual property and patented methods and processes. This agreement was amended on June 21, 2004. The technology was designed to provide for the processing and separation of material contained in Municipal Solid Waste (MSW). This unique process treats MSW with a combination of time, temperature and steam pressure. Temperatures of several hundred degrees sterilize the material and the pressure, and agitation causes a pulping action. This combination is designed to result in a large volume reduction, yielding high-density, sterilized product that is ready for processing and/or market. The most recent patent includes the capturing of all Volatile Organic Compounds and was granted by the United States Patent and Trademark Office in October 2001.

The University of Alabama in Huntsville currently owns the patent for the Technology. This patent was licensed to Bio-Products International, Inc. ("Bio-Products") and this license was assigned to the Company for the United States. Bio-Products is required to continue to make certain payments to the University of Alabama in Huntsville to maintain exclusivity to the patent for the Technology.

The license extends for a period of 20 years from the effective date of the agreement. The agreement provides that it is automatically extended until the expiration date of the last patent issued to Bio-Products and/or the University of Alabama in Huntsville covering the Technology.

For the license, the Company paid a one-time fee of $350,000, which the Company recorded as an intangible asset. The Patent License will be amortized over the remaining life of the license beginning when the plant is first operational.

During June, 2004, the Company issued warrants to purchase 250,000 shares of its common stock at $1.50 per share to the owners of Bio-Products in consideration for their assistance in obtaining certain modifications/ amendments to the license agreement. The fair value of the warrants of $100,625 was estimated at the date of grant using the option valuation model. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 4 years. The company recorded the $100,625 fair value of the warrants as an increase to the capitalized patent license.

The Company is also obligated to pay a royalty for every ton of waste processed using the licensed technology as follows:

                Rate         Tons processed per day
                -----    ----------------------------

                $0.50         1         -       2,000

                $1.00     2,001         -      10,000

                $1.50    10,001                and up



The Company is also obligated to pay a bonus to Bio-Products of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton for the cellulosic product produced from MSW, utilizing the Technology.

As additional consideration and for their experience and know-how regarding the Technology, the Company agreed to pay Bio-Products a monthly payment for technical services of ten thousand dollars ($10,000) per month from January, 2003 to April 2004 and twenty thousand dollars ($20,000) per month thereafter. As of March 31, 2005, all such amounts have been paid.

Due to the proprietary nature of the vessel design utilized in the process, the Company also agreed that Bio-Products shall maintain the exclusive right of vessel manufacture, and the Company shall purchase all required process vessels exclusively from Bio-Products at a purchase price of cost plus 15%.

Note 5. SIGNIFICANT CONTRACT

In June 2003, the Company signed a 10-year contract, with options for three additional extensions of 5 years each, with Taormina Industries, LLC, a wholly-owned division of Republic Services, Inc., whereby TI has agreed deliver waste to the Company for processing at its initial facility which will be located on the campus of TI in Anaheim, CA and is expected to be capable of processing 500 tons per day. The second phase calls for the Company to build a 2,000 ton per day plant in the Orange County area. It is estimated that the initial facility will cost the Company approximately $14.5 million and is projected to be completed in the third quarter of 2005, if the Company is successful in raising the necessary funds in a timely manner. It is estimated that the second phase will cost the Company approximately $45 million, excluding land and building, and is projected to be completed in late 2006 or 2007, if the Company is successful in raising the necessary funds in a timely manner. The agreement also grants TI a right of first refusal for an additional 10 counties throughout California where TI has operations. Under the terms of this first contract, TI will pay a per ton tipping fee to the Company. The ultimate success of the Company is highly dependent on the ability of both parties to the contract to fulfill their obligations, of which there can be no assurance.

Effective July 26, 2004, the Company entered into a ten-year operating lease agreement, with options for three additional extensions of 5 years each, with Taormina Industries, LLC for the site of the Company's initial processing facility. The lease requires monthly rent of $15,900. The Company paid the lessor $95,400 upon execution of the lease representing prepaid rent of $63,600 and a $31,800 security deposit. The Company will also be required to lease facilities to complete the second phase of the contract.

Note 7. INCOME TAXES

As of March 31, 2005, the Company had federal and state net operating loss carryforwards available to offset future taxable income. As of December 31, 2004 these net operating loss carryforwards was approximately $1,500,000. The Company has recorded a valuation allowance against all deferred tax assets.

Note 8. SHAREHOLDERS' EQUITY

Prior to the merger with WSI, WSI received $750,000 for the issuance of a promissory note and obtained a commitment for an additional $250,000 from an investor. The investor also received a warrant for the purchase of 133,333 shares of common stock for $0.01 per share in connection with these additional funds. These warrants were exercised in March of 2004. After the merger, the promissory note was exchanged for 500,000 shares of common stock in WWTI. In April, the Company received the additional $250,000 for the purchase of an additional 166,667 shares of common stock. The relative fair value allocated to the warrant was $166,667 using the Black-Scholes calculation. The value of the warrant was estimated using the Black Scholes option pricing model with the following assumptions:
average risk free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 4 years.

Prior to the merger with VPTI, 500,000 shares of common stock were contributed to the Company by the founder of VPTI in connection with an agreement in which the founder sold approximately 1,000,000 other shares of common stock to accredited investors in a private sale.

During the second and third quarters ended June 30, 2004 and September 30, 2004 respectively, the Company obtained through a private placement an additional $3,093,910 from the sale of 2,311,872 shares of common stock net of fees paid of $273,890 (2,245,206 of these shares were issued prior to the merger with VPTI on August 24, 2004). Under a Registration Rights Agreement, the Company agreed to use commercially reasonable efforts to prepare and file a registration statement to register within ninety days of completion of the Merger, August 23, 2004, and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the shares and the shares underlying the warrants. As of May 13, 2005, the Company had not filed a registration statement to register these shares.

During July 2004, the Company issued a warrant to a consultant for the purchase of 50,000 shares of common stock at an exercise price of $0.01 per share in consideration for investment banking, financial structuring and advisory services provided. The fair value of the warrant was $74,567. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 4 years. The fair value of the warrant was expensed during the year ended December 31, 2004. The warrants were exercised in September 2004.

As discussed above, effective August 24, 2004, WWTI was merged into VPTI. Prior to the merger with VPTI, the holders of the Convertible Promissory Notes Payable converted these notes into 1,193,500 shares of common stock of WWTI.

Subsequent to the merger with VPTI, during the third and fourth quarters of the year ended December 31, 2004, in connection with a private placement of securities, the Company sold 1,192,000 units; each unit comprised of one (1) share of common stock in the Company and warrants exercisable for 0.25 shares (298,000 shares) of common stock of the Company at an exercise price of $0.01 per share for 5 years. The fair value of the warrants was $742,153. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 1 to 4 years. The consideration paid for the units was $2.50 per unit, for aggregate net proceeds to the Company of $1,879,770. As of December 31, 2004, 152,000 of these warrants had been exercised for net proceeds to the Company of $1,520. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement to register within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the shares and shares underlying the warrants . As of May 13, 2005 the Registration statement had not been file.

During the quarter ended March 31, 2005, in connection with the private placements of unregistered securities, the Company raised gross proceeds of $3,387,000 by issuing 1,354,800 units (each unit comprised of one (1) share of common stock in the Company (1,354,800 shares of common stock) and warrants exercisable for 0.25 shares (338,700 warrants)) at a purchase price of $2.50 per unit. The warrants expire five years after the date of the sale of the shares and are exercisable at $0.01 per share, subject to adjustment. All of the warrants were exercised during the quarter ended March 31, 2005. The fair value of the warrants was $843,487. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 19.73%; and a term of 1 year. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement to register within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the shares and the shares underlying the warrants. As of May 13, 2005 The Registration statement had not been filed.

Note 9. NOTE PAYABLE

Note payable is comprised as follows:

                                                     March 31,  December 31,
                                                       2005         2004
                                                     --------   -----------

Note Payable, monthly installments of $575, with
interest at 7.8%, secured by a vehicle               $   --     $    22,368

Less: Current portion                                    --           5,343
                                                     --------   -----------
                                                     $   --     $    17,025
                                                     ========   ===========


During the first quarter of 2005, the note was paid in full.

Note 10. COMMITMENTS AND CONTINGENCIES

As of March 31, 2005, the Company has entered into equipment and engineering purchase commitments related to start-up of the initial phase of the Taormina Agreement of $9.6 million against which payments have been made of approximately $5.9 million.

In March, 2004, the Company entered into a lease for office space in San Diego, CA. The lease term is for two years commencing April 1, 2004. Annual rent is $54,943 for year one and $56,634 for year two.

In July 2004, the Company entered into a lease for the processing facility in Anaheim, CA. The lease term is for 10 years commencing July 1, 2004, with three five year options for a total of twenty-five years. The monthly base rent of $15,900 adjusts annually based on the Consumer Price Index of Orange County.

Minimum lease payments for these operating leases for the remaining 9 months of 2005 and years ending December 31, thereafter are:

                      2005               $185,576

                      2006               $204,959

                      2007               $190,800

                      2008               $190,800

                      2009               $190,800

                Thereafter               $874,500

Note 11. RELATED PARTY TRANSACTIONS

In December 2003, the Company entered into an agreement, amended in March 2004, with Cagan McAfee Capital Partners, LLC ("CMCP"). The agreement provides for CMCP to provide advisory and consulting services and for NASD broker dealer, Chadbourn Securities Inc. ("Chadbourn"), to provide investment banking services to the Company.

The agreement calls for, among other things, the Company to pay to CMCP a monthly advisory fee of $15,000, increased to $20,000 beginning in September 2004. The total professional fees paid to CMCP for the quarter ended March 31, 2005 for advisory services was $60,000. John Pimentel, a member or our Board of Directors, is a principal of CMCP.

Chadbourn and Laird Q. Cagan, a registered representative of Chadbourn, acted as the placement agent (collectively, the "Placement Agent") for us during the quarter ended March 31, 2005 in connection with the private placement of 1,354,800 shares of our common stock and warrants to purchase 338,700 shares of our common stock. In connection with those private placements, we paid the Placement Agent a commission of 8% of the price of all shares sold by it, or approximately $240,210. In addition, we paid the Placement Agent a non-accountable expense allowance (equal to 2% of the purchase price of the shares or approximately $67,740) and issued the Placement Agent, or its affiliates, warrants to purchase 169,350 of our common shares, at an exercise price of $2.50. Mr. Cagan is a Managing Director of Cagan McAfee Capital Partners, LLC and a major stockholder of the Company.

The value of the warrants, $95,135, was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 19.73%; and a term of 4 years.

Note 12. EMPLOYMENT CONTRACTS

The Company entered into employment contracts with three members of its senior executive management. The employment contracts have a term of five years and expire on December 31, 2007, January 17, 2008 and February 28, 2009. The executives may only be terminated for cause. The employment contracts cover the executives' duties and annual salaries. Total salaries for the three contracts are $501,000 for 2004 and $651,000 for 2005. Increases are at the discretion of the Board of Directors. Subsequent to the end of the quarter, these employment agreements were canceled.
(See Note 13)

Note 13. SUBSEQUENT EVENTS

Unsecured Senior Promissory Note

On April 11, 2005, the Company executed an unsecured senior promissory note (the "Note"), which provided for a loan to the Company of $750,000. The note bore interest at an annual rate equal to 12% with interest payable at the time the Company paid the principal amount due on the Note. The Note was due in full on the earlier of (a) July 11, 2005 or (b) the closing date of an equity investment in the Company by the note holder or its affiliates resulting in gross proceeds to the Company of at least $8,000,000. The Note was paid in full with accrued interest on April 28, 2005. See below for a description of the equity investment.

Series A Cumulative Redeemable Convertible Participating Preferred Stock

On April 28, 2005, the Company entered into a Securities Purchase Agreement whereby the Company sold and issued 4,000,000 shares of newly created 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock of the Company (the "Series A Preferred") and warrants (the "Warrants," and, together with the Series A Preferred, the "Securities") to purchase up to 400,000 shares of common stock of the Company. The gross aggregate proceeds to the Company from the sale of the securities was $10,000,000. The Company sold an additional 75,600 shares of Series A Preferred and Warrants to purchase up to an additional 7,560 shares of Common Stock at a second closing on May 9, 2005.

The Company is required to apply the proceeds of the sale of the Securities primarily to the construction and operation of the Company's initial plant in Anaheim, California and payment of the Note discussed above. The investors are entitled to recommend for election to the Company's Board of Directors two individuals designated by such investors. Two employee directors have agreed to resign as directors effective upon the appointment or election of the investors' designees.

Subject to certain limited expenditures, the Company is prohibited from expending the proceeds of the sale of the Securities until the Company's license agreement with Bio-Products International, Inc. is amended to the reasonable satisfaction of the investors. In the event such amendment is not executed by May 28, 2005, the investors have the right (exercisable until June 12, 2005) to require that the Company return the proceeds, less any permitted expenditures to the investors in exchange for the return of such holders' Securities.

Holders of Series A Preferred are entitled to receive cumulative dividends, payable quarterly in additional shares of Series A Preferred, at the rate of 8% per annum. This dividend rate is subject to increase to 9% in the event the Company does not comply with certain registration rights provisions. Each share of Series A Preferred is entitled to that number of votes equal to the number of whole shares of the Common Stock into which it is convertible. In addition, so long as at least 50% of the shares of Series A Preferred remain outstanding, the Company is prohibited from taking certain actions without the approval of the holders of a majority of the outstanding shares of Series A Preferred.

The holders of a majority of the shares of Series A Preferred have the option to require the Company to redeem all outstanding shares of Series A Preferred on the five year anniversary of issuance at a redemption price equal to $2.50 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series A Preferred will automatically convert into shares of Common Stock on such five-year anniversary, as described below.

Each share of Series A Preferred will automatically convert into one share of Common Stock (i) in the event the Company consummates an underwritten public offering of its securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of the Company resulting in proceeds to the holders of Series A Preferred of a per share amount of at least $5.00, (iii) in the event that the closing market price of the Common Stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) at any time following the first to occur of September 30, 2006 or the "Operational Date" (generally defined to mean when the Company's initial facility generates operating cash flow of at least $672,000 for any consecutive three month period), upon the approval of a majority of the then-outstanding shares of Series A Preferred, or (v) unless the Company is otherwise obligated to redeem the shares as described above, on April 28, 2010.

Each holder has the right to convert its shares Series A Preferred into shares of Common Stock on a one-for-one basis at any time following the first to occur of September 30, 2006 or the Operating Date.

The Warrants are exercisable for a period of five years commencing as of their issuance date, at an exercise price of $4.00 per share.

In connection with the issuance of the Securities, on April 28, 2005, the Company entered into a Registration Rights Agreement granting the investors certain demand and piggyback registration rights of the common stock issued upon conversion of the Series A Preferred and exercise of the Warrants. Also, as a condition of the Registration Rights Agreement certain officers and significant shareholders agreed that they would not offer, sell, contract to sell, lend, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock with respect to which the holder has beneficial ownership until the earlier of 90 days following the conversion into Common Stock of at least 50% of the shares of Series A Preferred Stock, or 90 days following the closing of a Qualified Public Offering as defined in the agreement.

Employment Agreements

On April 28, 2005, the Company entered into new employment agreements with four of its executive officers. The new agreements supersede and replace each officer's existing employment agreement with the Company (see Note 12). Pursuant to the new agreements, the officers will continue to serve the Company in the same capacities but on an "at-will" basis. The total annual salaries of the contracts are $877,000. Each officer is entitled to receive 12 months salary and continuation of benefits in the event the Company terminates his agreement for other than "good cause" or the officer resigns from the Company for "good reason" (as such terms are defined in the agreements). In addition, each officer is entitled to 12 months salary and continuation of benefits in the event of disability or death during the term of his agreement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Articles of Incorporation provide that no officer or director shall be personally liable to our corporation or our stockholders for monetary damages except as provided pursuant to California law. Our bylaws and Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our company, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with California law. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or Articles of Incorporation.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933.

      There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling shareholders will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee .........................................            $4,850
                                                                          ------
Accounting fees and e*penses .................................                 *
                                                                          ------
Legal fees and e*penses ......................................                 *
                                                                          ------
Printing and related e*penses ................................                 *
                                                                          ------
Transfer agent fees and e*penses .............................                 *
                                                                          ------
Miscellaneous

Total ........................................................            $    *
                                                                          ------
---------------
*   To be filed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      On August 24, 2004, we completed the acquisition of 100% of the outstanding common stock of World Waste Technologies, Inc. ("Old WWT"), a development stage company located in San Diego, California, for 20,063,706 shares of our restricted common stock.

      From the time of its inception until August 24, 2004, the date we consummated the acquisition of our wholly-owned subsidiary, Old WWT, it issued and sold 20,063,706 shares for net proceeds of approximately $5.4 million pursuant to a subscription agreements (each a "Subscription Agreement"). Pursuant to a registration rights agreement between Old WWT and some of Old WWT's investors, Old WWT agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of its common stock underlying the Subscription Agreements. We have assumed Old WWT's obligations under the registration rights agreement between it and the investors.

      On September 24, 2004, we completed the sale of 400,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for 0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $1,000,000 to one accredited investors pursuant to a subscription agreement ("Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investor, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreement and the warrants.

      On October 12, 2004, we completed the sale of 284,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $710,000 to four accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On December 14, 2004, we completed the sale of 440,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for 0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $1,100,000 to five accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On December 23, 2004, we completed the sale of 10,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $25,000 to one accredited investors pursuant to a subscription agreement ("Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investor, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreement and the warrants.

      On December 29, 2004, we completed the sale of 30,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $75,000 to three accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On January 10, 2005, we completed the sale of 4,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $10,000 to one accredited investor pursuant to a subscription agreement ("Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreement and the warrants.

      On January 17, 2005, we completed the sale of 24,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $60,000 to four accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On February 8, 2005, we completed the sale of 12,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $30,000 to one accredited investor pursuant to a subscription agreement ("Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreement and the warrants.

      On February 18, 2005, we completed the sale of 810,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for 0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $2,025,000 to two accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On February 23, 2005, we completed the sale of 12,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $30,000 to two accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On February 24, 2005, we completed the sale of 134,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for 0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $335,000 to five accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On March 3, 2005, we completed the sale of 94,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $235,000 to six accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On March 4, 2005, we completed the sale of 88,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $220,000 to three accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On March 9, 2005, we completed the sale of 32,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $80,000 to four accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On March 15, 2005, we completed the sale of 144,800 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $362,000 to ten accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

      On April 11, 2005, we executed an unsecured senior promissory note (the "Note") in favor of one institutional and accredited investor providing for a loan by the investor to the Company of $750,000. The Note bears interest at an annual rate equal to 12% with interest payable at the time the Company pays the principal amount due on the Note. The Note is due in full on the earlier of (a) July 11, 2005 or (b) the closing date of an equity investment in the Company by the investor or its affiliates resulting in gross proceeds to the Company of at least $8,000,000.

ITEM 27. EXHIBITS


Exhibit
Number    Description
-------   -----------
2.1 Amended Agreement and Plan of Reorganization by and between Voice Powered Technology International, Inc., V-Co Acquisition, Inc. and World Waste Technologies, Inc., dated as of dated as of March 25, 2004. (1)
2.2 Amendment No. 1 dated August 24, 2004 to Agreement and Plan of Reorganization dated as of March 25, 2004 among VPTI, V-CO Acquisition, Inc. and World Waste Technologies, Inc. (2)

3.1       Amended and Restated Articles of Incorporation of Company. (3)
3.2       Bylaws of Company, as amended. (4)
3.3 Certificate of Determination of Rights, Preferences and Privileges of the 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock of World Waste Technologies, Inc. (5)
4.1       Specimen Stock Certificate. (3)
4.2       Form of outstanding Warrant. (6)
5.1       Opinion of Troy & Gould Professional Corporation*
10.1 Form of Indemnity Agreement entered into among the Registrant and our directors and officers. (7)
10.2      Form of Registration Rights Agreement. (2)
10.3      2004 Stock Option Plan. (3)
10.4      Form of stock option agreements.(3)
10.5 Lease between World Waste of America, Inc., a wholly-owned subsidiary of the Company and Legacy Sabre Springs, LLC, dated as of March 10, 2004. (3)
10.6 Lease Agreement between the Company and Taormina Industries, LLC, dated as of July 14, 2004. (2)
10.7 Amendment No. 1 to Lease Agreement between the Company and Taormina Industries, LLC, dated as of March 17, 2005. (3)
10.8 Waste Recycle Agreement between the Company and Taormina Industries, LLC, dated as of June 27, 2003. (2)
10.9 Amended and Restated Technology License Agreement dated June 21, 2004, between Bio-Products International, Inc. and the Company. (2)
10.10     Employment Agreement with Thomas L. Collins. (2)
10.11     Employment Agreement with Steve Racoosin. (2)
10.12     Employment Agreement with Fred Lundberg. (2)
10.13     Employment Agreement with David A. Rane. (7)
10.14     Stock Purchase Warrant Issued to Thomas L. Collins. (2)
10.15     Stock Purchase Warrant Issued to Steve Racoosin. (2)
10.16     Stock Purchase Warrant Issued to Fred Lundberg. (2)
10.17     Stock Purchase Warrant Issued to Dr. Michael Eley. (2)
10.18     Stock Purchase Warrant Issued to Don Malley. (2)
10.19 Senior Promissory Note in favor of Trellus Management, LLC, dated April 11, 2005. (8)
10.20 Securities Purchase Agreement dated as of April 28, 2005 by and among World Waste Technologies, Inc., Trellus Offshore Fund Limited, and Trellus Partners, LP, Trellus Partners II, LP. (5)
10.21     Form of Warrant. (5)
10.22 Registration Rights Agreement dated as of April 28, 2005 by and among World Waste Technologies, Inc., Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP, a Delaware limited partnership and the individuals and entities set forth on the signature pages thereto. (5)
10.23 Employment Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Thomas L. Collins. (5)
10.24 Employment Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Fred Lundberg. (5)
10.25 Employment Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Steve Racoosin. (5)
10.26 Employment Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and David Rane. (5)
10.27 Engagement Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and John Pimentel. (5)
10.28 Engagement Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Cagan McAfee Capital Partners, LLC. (5)

10.29 Engagement Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Chadbourn Securities, Inc. and Addendum dated April 29, 2005. (5)
10.30 Letter, dated as of May 28, 2005, from Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP (the "Investors") to World Waste Technologies, Inc. (the "Company"), amending the terms of that certain Securities Purchase Agreement dated as of April 28, 2005 by and among the Investors and the Company. (9)
21.1      Subsidiaries of the Company. (3)
23.1      Consent of Stonefield Josephson, Inc., independent auditors
23.2      Consent of Levitz, Zacks & Ciceric, independent auditors
23.3      Consent of Troy & Gould Professional Corporation (reference is made to
          Exhibit 5.1)*
24.1      Power of Attorney (reference is made to signature page)

--------------------------------
*    To be filed by Amendment.

      (1) Incorporated by reference to the Company's Current Report on Form 8-K filed on March 29, 2004.

      (2) Incorporated by reference to the Company's Current Report on Form 8-K filed on August 30, 2004.

      (3) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed on March 31, 2005.

      (4) Incorporated by reference to Company's Registration Statement on Form SB-2, File No. 33-50506, Effective October 20, 1993.

      (5) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 4, 2005.

      (6) Incorporated by reference to the Company's Current Report on Form 8-K filed on September 30, 2004.

      (7) Incorporated by reference to the Company's Current Report on Form 8-K filed on November 5, 2004.

      (8) Incorporated by reference to the Company's Current Report on Form 8-K filed on April 15, 2005.

      (9) Incorporated by reference to the Company's Current Report on Form 8-K filed on June 1, 2005.

      (10) Incorporated by reference to the Company's Current Report on Form 8-K filed on August 2, 2005.

ITEM 28. UNDERTAKINGS

      A. Rule 415 Offering

      We hereby undertake:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. Request for Acceleration of Effective Date

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in San Diego, on August 4, 2005.

                                         WORLD WASTE TECHNOLOGIES, INC.

                                         By: /s/Thomas L. Collins, CEO
                                            ------------------------------------
                                             Thomas L. Collins, CEO


                                POWER OF ATTORNEY

      The officers and directors of World Waste Technologies, Inc., whose signatures appear below, hereby constitute and appoint Thomas L. Collins and David A. Rane and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this registration statement of World Waste Technologies, Inc. on Form SB-2. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                               Date
---------                    -----                               ----

/s/Thomas L. Collins         Chief Executive Officer             August 4, 2005
-------------------------    (principal executive officer)
Thomas L. Collins            and Director

/s/James L. Ferris, Ph.D.    Director                            August 4, 2005
-------------------------
James L. Ferris, Ph.D.

/s/Fred Lundberg             Senior Vice President and           August 4, 2005
----------------------       Director
Fred Lundberg

/s/John Pimentel             Director                            August 4, 2005
----------------------
John Pimentel

/s/Steve Racoosin            President and Director              August 4, 2005
----------------------
Steve Racoosin


/s/David Rane                Chief Financial Officer             August 4, 2005
----------------------       (principal financial and
David Rane                   accounting officer)

                                  EXHIBIT INDEX

Exhibit
Number    Description
-------   -----------
2.1 Amended Agreement and Plan of Reorganization by and between Voice Powered Technology International, Inc., V-Co Acquisition, Inc. and World Waste Technologies, Inc., dated as of dated as of March 25, 2004. (1)
2.2 Amendment No. 1 dated August 24, 2004 to Agreement and Plan of Reorganization dated as of March 25, 2004 among VPTI, V-CO Acquisition, Inc. and World Waste Technologies, Inc. (2)
3.1       Amended and Restated Articles of Incorporation of Company. (3)
3.2       Bylaws of Company, as amended. (4)
3.3 Certificate of Determination of Rights, Preferences and Privileges of the 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock of World Waste Technologies, Inc. (5)
4.1       Specimen Stock Certificate. (3)
4.2       Form of outstanding Warrant. (6)
5.1       Opinion of Troy & Gould Professional Corporation*
10.1 Form of Indemnity Agreement entered into among the Registrant and our directors and officers. (7)
10.2      Form of Registration Rights Agreement. (2)
10.3      2004 Stock Option Plan. (3)
10.4      Form of stock option agreements.(3)
10.5 Lease between World Waste of America, Inc., a wholly-owned subsidiary of the Company and Legacy Sabre Springs, LLC, dated as of March 10, 2004. (3)
10.6 Lease Agreement between the Company and Taormina Industries, LLC, dated as of July 14, 2004. (2)
10.7 Amendment No. 1 to Lease Agreement between the Company and Taormina Industries, LLC, dated as of March 17, 2005. (3)
10.8 Waste Recycle Agreement between the Company and Taormina Industries, LLC, dated as of June 27, 2003. (2)
10.9 Amended and Restated Technology License Agreement dated June 21, 2004, between Bio-Products International, Inc. and the Company. (2)
10.10     Employment Agreement with Thomas L. Collins. (2)
10.11     Employment Agreement with Steve Racoosin. (2)
10.12     Employment Agreement with Fred Lundberg. (2)
10.13     Employment Agreement with David A. Rane. (7)
10.14     Stock Purchase Warrant Issued to Thomas L. Collins. (2)
10.15     Stock Purchase Warrant Issued to Steve Racoosin. (2)
10.16     Stock Purchase Warrant Issued to Fred Lundberg. (2)
10.17     Stock Purchase Warrant Issued to Dr. Michael Eley. (2)
10.18     Stock Purchase Warrant Issued to Don Malley. (2)
10.19 Senior Promissory Note in favor of Trellus Management, LLC, dated April 11, 2005. (8)
10.20 Securities Purchase Agreement dated as of April 28, 2005 by and among World Waste Technologies, Inc., Trellus Offshore Fund Limited, and Trellus Partners, LP, Trellus Partners II, LP. (5)
10.21     Form of Warrant. (5)
10.22 Registration Rights Agreement dated as of April 28, 2005 by and among World Waste Technologies, Inc., Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP, a Delaware limited partnership and the individuals and entities set forth on the signature pages thereto. (5)
10.23 Employment Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Thomas L. Collins. (5)

10.24 Employment Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Fred Lundberg. (5)
10.25 Employment Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Steve Racoosin. (5)
10.26 Employment Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and David Rane. (5)
10.27 Engagement Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and John Pimentel. (5)
10.28 Engagement Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Cagan McAfee Capital Partners, LLC. (5)
10.29 Engagement Agreement dated as of April 28, 2005 by and between World Waste Technologies, Inc. and Chadbourn Securities, Inc. and Addendum dated April 29, 2005. (5)
10.30 Letter, dated as of May 28, 2005, from Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP (the "Investors") to World Waste Technologies, Inc. (the "Company"), amending the terms of that certain Securities Purchase Agreement dated as of April 28, 2005 by and among the Investors and the Company. (9)
21.1      Subsidiaries of the Company. (3)
23.1      Consent of Stonefield Josephson, Inc., independent auditors
23.2      Consent of Levitz, Zacks & Ciceric, independent auditors
23.3      Consent of Troy & Gould Professional Corporation (reference is made to
          Exhibit 5.1)*
24.1      Power of Attorney (reference is made to signature page)

--------------------------------
*   To be filed by amendment.

      (1) Incorporated by reference to the Company's Current Report on Form 8-K filed on March 29, 2004.

      (2) Incorporated by reference to the Company's Current Report on Form 8-K filed on August 30, 2004.

      (3) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed on March 31, 2005.

      (4) Incorporated by reference to Company's Registration Statement on Form SB-2, File No. 33-50506, Effective October 20, 1993.

      (5) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 4, 2005.

      (6) Incorporated by reference to the Company's Current Report on Form 8-K filed on September 30, 2004.

      (7) Incorporated by reference to the Company's Current Report on Form 8-K filed on November 5, 2004.

      (8) Incorporated by reference to the Company's Current Report on Form 8-K filed on April 15, 2005.

      (9) Incorporated by reference to the Company's Current Report on Form 8-K filed on June 1, 2005.